As filed with the Securities and Exchange Commission on February 11, 2002
                      Registration No. 333-73088
        -----------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                       ----------------------------------
                                    FORM SB-2
                                Amendment No. 1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                     ---------------------------------------
                              VX TECHNOLOGIES, INC.
                         (Name of issuer in its charter)


Delaware                                            4955 or 4953                        11-3480027
(State or other jurisdiction                  (Primary Standard Industrial           (I.R.S. Employer
of incorporation or organization)             Classification Code)                   Identification Number)

1420 Renaissance, Suite 307                                                          Laurence C. Kelly, President
Park Ridge, IL  60068                                                                1420 Renaissance, Suite 307
(847)699-9870                                                                        Park Ridge, IL  60068
(Address and telephone number                                                        (847)699-9870
of registrant's principal executive                                                  (Name, address and telephone
offices and principal place of business)                                             number of agent for service)


                      ------------------------------------
                                   Copies to:
                             Irving Rothstein, Esq.
                          Heller, Horowitz & Feit, P.C.
                               292 Madison Avenue
                            New York, New York 10017
                            Telephone: (212) 685-7600

Approximate date of commencement of proposed sale to public: At the discretion of the selling stockholders.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]



                         CALCULATION OF REGISTRATION FEE
--------------------------------- ------------------ ------------------------ ------------------------- ----------------------

Title of each class of            Amount to be       Proposed maximum         Proposed maximum                Amount of
securities to be registered       registered         offering price per       aggregate offering          registration fee
                                                     security(1)              price(1)
--------------------------------- ------------------ ------------------------ ------------------------- ----------------------
Common stock, par value $0.00001    12,164,906           $.35 (2)                  $4,257,717.10              $1,064.43
--------------------------------- ------------------ ------------------------ ------------------------- ----------------------
Total                               12,164,906                                     $4,257,717.10              $1,064.43
--------------------------------- ------------------ ------------------------ ------------------------- ----------------------

(1)     Estimated solely for the purpose of calculating the registration fee.
(2)     Based upon the price of two recent private offerings.

The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 SUBJECT TO COMPLETION DATED, February 11, 2001
                                -----------------
                              VX TECHNOLOGIES, INC.
                             ----------------------

                        12,164,906 shares of common stock

         This prospectus covers 12,164,906 shares of the common stock of VX Technologies, Inc. The common stock offered here is already outstanding and will be sold solely by the selling stockholders.

The securities offered hereby involve a high degree of risk. Please read the "Risk factors" beginning on page 2.

         There is presently no public market for our securities. We intend to apply for a listing on the OTC:BB. There can be no assurance that our securities will be accepted for listing on the OTC:BB.

                        ---------------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         Our principal executive offices are located at 1420 Renaissance, Suite 307, Park Ridge, Illinois 60068. Our telephone number is (847)699-9870.

                      The date of the prospectus is , 2002.

                                  Risk factors

         You should carefully consider the following facts and other information in this prospectus before deciding to invest in the shares.

                        Risks relating to our viability

Since we have only a limited operating history, it is difficult for you to evaluate if we are a good investment

         We have only conducted business operations since 1997 when our subsidiary, Spent Lamp Recycling Technology, Inc. was founded. Accordingly, we have only a limited operating history, and we face all of the risks and uncertainties encountered by early-stage companies. Thus, our prospects must be considered in light of the risks, expenses and difficulties associated with a development stage company. In sum, because of our limited history and the youth and inherent risks of our industry, predictions of our future performance are very difficult.

We have incurred substantial losses and anticipate even more losses in the future which may cause us to become insolvent

         Since commencing our business operations we have not attained profitability. Our operations are subject to numerous problems, delays, expenses and difficulties typically associated with the development of a new business, many of which may be beyond our control. These include, but are not limited to, unanticipated problems and delays in relation to the expansion of our operations, which recently commenced. We had a loss of $165,655 in the year ended March 31, 2001 on revenues of $307,984. We will have to expand our business significantly to become profitable. There can be no assurance that we will successfully complete the transition from our present state to profitability or if such transition is successful, that we will be able to maintain profitability.

We need substantial additional financing or we may have to curtail operations

         Our capital requirements relating to further develop and expand our business will continue to be significant. We hope to add a new recycling truck every three to four months. We are dependent on the proceeds of future financing in order to continue to expand new business. There can be no assurance that we will be able to raise the substantial additional capital resources necessary to permit us to pursue our business plan. We have no current arrangements with respect to, or sources of, additional financing and there can be no assurance that any such financing will be available to us on commercially reasonable terms, or at all. Any inability to obtain additional financing will have a material adverse effect on us, such as requiring us to significantly modify our expansion efforts.

                      Risks relating to our business plan

We rely heavily on senior management

         The success of our business will continue to be highly dependent upon key members of senior management. The loss of services of one or more of such employees, particularly Laurence C. Kelly, our president could have a material adverse effect on our results. While we currently have an employment agreement with Mr. Kelly, there is no guarantee that we could find adequate replacement at a reasonable cost should he cease to be employed by us.

Our technology may not gain acceptance among potential customers

         Our future success is largely dependent upon commercial acceptance of our specialized recycling services. While we believe that the market for fluorescent bulb recycling is vast, our small size and lack of a proven track record may make sales to large waste management companies difficult. Sales of our services depend on a number of factors, including the influence of market competition from products or services that might be developed in the future, technological changes in the recycling market and our ability to deliver services on a prompt and reliable basis while avoiding any accidents, which might impair our reputation. Moreover, the introduction of competitive services may reasonably be anticipated, particularly if the demand for our services is great.

In order to grow and reach profitability, we need to hire additional personnel

         We are in the process of expanding operations and hiring additional personnel. However, the timing of these hires will be governed, in large part, by our ability to locate suitable personnel on suitable terms. No assurance can be given that we will be successful in these efforts.

Our patent may not protect us from infringement and/or could be struck down

         We rely on a patent to protect our technological recycling process. However, it is possible that in the event a competitor copies our technology (or some part of it) that such patent could be determined by the courts to not afford us meaningful protection against infringement. It is also possible that such patent could be found to infringe upon patents held by others.

We are subject to intense competition from other established companies offering alternative legal methods of providing mercury disposal services

         Our operations are and will continue to be subject to competition from other methods for the disposal of lamps and other products containing mercury. We believe that we can compete based on the convenience of our service, price and our full compliance with both OSHA and EPA regulations. However, our competitors generally have greater resources than us, and greater name recognition within the waste management industry. In addition, other companies may develop other means for removing mercury vapor from fluorescent lamps, which fully comply with OSHA and EPA regulations, or alternative means of lighting may be developed which will result in reduced use of fluorescent lamps. Many of our competitors will likely have greater resources and name recognition than us.

Current laws requiring the safe disposal of mercury could be discontinued or modified to limit the commercial value of our technology

Our success is entirely dependant upon the continued regulation of landfill deposit of items containing mercury vapors, including fluorescent lamps. If those regulations were to be discontinued or modified or if our process were found not to comply with those regulations, we may not be able to continue viable operations. A bill has been proposed in the New York State Senate that, if enacted, would effectively ban the use of fluorescent lamps in New York State until such time as manufacturers develop techniques to manufacture such lamps without mercury. At present fluorescent lamps cannot be manufactured without the use of mercury. The impact of future legislation or regulations is impossible to predict.

                Special note regarding forward-looking statements

         Some of the statements under "Risk factors," "Plan of operations," "Business" and elsewhere in this prospectus are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions and other statements contained in this prospectus that are not statements of historical fact. You can identify these statements by words such as "may," "will," "should," "estimates," "plans," "expects," "believes," "intends" and similar expressions. We cannot guarantee future results, levels of activity, performance or achievements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include those discussed in "Risk factors" and elsewhere in this prospectus. You are cautioned not to place undue reliance on any forward-looking statements.

         The following selected financial data for the years ended March 31, 2001 and 2000 and for the six-month periods ending September 30, 2001 and September 30, 2000 is derived from our financial statements included in this prospectus.

         The following data should be read in conjunction with our financial statements and those of our predecessor.

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                  Six Months Ended Sep. 30,             Years Ended March 31,
                                                  -------------------------             ----------------------
                                                    2001                2000            2001              2000
                                                --------------    ---------------    -------------      --------
                                                 (Unaudited)         (Unaudited)

Revenues                                        $      198,138    $       121,899    $     307,984    $     243,035

Cost of revenues                                       165,465            106,057          210,187          158,697
                                                --------------    ---------------    -------------    -------------

Gross profit                                            32,673             15,842           97,797           84,338
                                                --------------    ---------------    -------------    -------------

Operating expenses
   Selling, general and administrative                 300,313             99,479          263,452          399,977
   Interest                                              3,275                  -                -                -
                                                --------------    ---------------    -------------    -------------

         Total operating expenses                      303,588             99,479          263,452          399,977
                                                --------------    ---------------    -------------    -------------

Loss from operations                            $     (270,915)   $       (83,637)   $    (165,655)   $    (315,639)
                                                ==============    ===============    =============    =============

Net loss per common share                       $      (.02)      $      (.02)       $     (.0315)    $     (.0701)
                                                ===========       ===========        ============     ============

Weighted - average common shares
   Outstanding                                      11,571,114          4,500,000        5,259,726        4,500,000
                                                ==============    ===============    =============    =============


                           CONSOLIDATED BALANCE SHEETS


                                                                                September 30,           March 31,
                                                                                    2001                  2001
                                                                                ---------------        ---------
                                                                                 (Unaudited)

ASSETS

Current Assets
   Cash                                                                         $        50,362       $        7,164
   Accounts receivable                                                                   90,456               49,654
   Prepaid expenses and other current assets                                              3,219                2,240
                                                                                ---------------       --------------

         Total current assets                                                           144,037               59,058
                                                                                ---------------       --------------

Property and equipment, at cost, less accumulated
   depreciation of $63,403 and $55,298 as of September 30, 2001 and March
31, 2001, respectively                                                                   47,707               55,812
                                                                                ---------------       --------------

Other Assets
   Patents, at cost, less accumulated amortization
      of $11,512 and $5,594 as of September 30, 2001
      and March 31, 2001, respectively                                                  205,919              195,762
   Trademark, at cost, less accumulated amortization
      of $2,160 and $1,620 as of September 30, 2001
      and March 31, 2001, respectively                                                    3,240                3,780
   Deposits                                                                              93,600                2,500
   Deferred offering costs                                                               29,524                1,887
                                                                                ----------------      --------------

         Total other assets                                                             332,283              203,929
                                                                                ---------------       --------------

         Total assets                                                           $       524,027       $      318,799
                                                                                ===============       ==============


                           CONSOLIDATED BALANCE SHEETS




                                                                                September 30,            March 31,
                                                                                     2001                 2001
                                                                                ---------------         ---------
                                                                                 (Unaudited)

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
   Accounts payable and accrued expenses                                        $       122,935       $      347,180
   Loan payable - shareholder                                                            25,000               60,999
   Notes payable                                                                              -               33,500
   Private placement deposit                                                                  -                5,000
                                                                                ---------------       --------------

         Total current liabilities                                                      147,935              446,679
                                                                                ---------------       --------------

Commitments and contingencies

Shareholders' Equity
   Common stock, $0.00001 par value; authorized 30,000,000
      shares; issued and outstanding 12,207,763 and 9,200,000
      shares as of September 30, 2001 and March 31, 2001,                                   122                   92
      respectively
   Additional paid-in capital                                                         1,499,590              724,733
   Deficit                                                                            (1,123629)            (852,705)
                                                                                ---------------       --------------

         Total shareholders' equity                                                     376,092             (127,880)
                                                                                ---------------       ---------------

         Total liabilities and shareholders' equity                             $       524,027       $      318,799
                                                                                ===============       ==============


Management's discussion and analysis of financial condition and results of operations

The following discussion includes forward-looking statements with respect to our future financial performance. These forward-looking statements are subject to various risks and uncertainties, including the factors described in the section titled Risk factors and elsewhere in this prospectus, that could cause actual results to differ materially from historical results or those currently anticipated. You should read the following discussion together with the consolidated financial statements and their accompanying notes, included elsewhere in this prospectus.

General

         We were formed under the name Netsitter Corporation in March 1999 and were inactive, until on July 10, 2001, we acquired DFR Associates I, Inc. ("DFR") in a reverse merger transaction, where DFR merged with and into us and we were the surviving corporation. In addition, the merger gave us a wholly-owned subsidiary, Spent Lamp Recycling Technologies, Inc. ("SLRT"), an operating company engaged in the recycling of used florescent bulbs. As part of the merger we changed our name to VX Technologies, Inc.

Results of operations

Six Months Ended September 30, 2001 and 2000 (unaudited)

         Results of operations, which present operating data for us and our subsidiary, reflect total operating revenues of $198,138 and $121,899 for the six months ended September 30, 2001 and 2000 (unaudited), respectively. This increase of $76,239 is primarily attributable to increased marketing efforts, and the establishment of certain federal recycling regulations. Gross profit increased from $15,842 for the six months ended September 30, 2000 to $32,673 for the six months ended September 30, 2001. This increase is primarily attributable to the increase in sales as mentioned above. Operating expenses increased from $99,479 for the six months ended September 30, 2000 to $303,588 for the six months ended September 30, 2001. This increase is attributable to increases in salaries (both marketing and administrative), professional fees, consulting, insurance and general office expenses. Net loss was $270,915 and $83,637 for the six months ended September 30, 2001 and 2000 (unaudited), respectively.

Years Ended March 31, 2001 and 2000

         Operating revenues increased by $64,949, from $243,035 for the year ended March 31, 2000 as compared to $307,984 for the year ended March 31, 2001. This increase is primarily attributable to increased marketing efforts, and the establishment of certain federal recycling regulations. Gross profit increased marginally, from $84,338 for the year ended March 31, 2000 to $97,797 for the year ended March 31, 2001, an increase of $13,459 which is attributable to the increase in operating revenues. Operating expenses decreased by $136,525 from $399,977 for the year ended March 31, 2000 to $263,452 for the year ended March 31, 2001. This decrease was primarily the result of the provisions for possible litigation losses provided in the year ended March 31, 2000. Net loss was $165,655 and $315,639 for the years ended March 31, 2001 and 2000, respectively. This decrease in net loss of $149,984 is the result of the items mentioned above.

Liquidity and capital resources

         During the six months ended September 30, 2001, our predecessor DFR successfully completed two private placement offerings of its $.00001 par value common stock. The offerings raised funds aggregating $760,112, net of offering costs of $67,611, in exchange for the issuance of 2,364,906 shares of common stock.

         We had cash of $50,362 at September 30, 2001. Our primary source of funds was the successful completion of private placement offerings, which sold approximately 2,365,000 shares of common stock and raised approximately $760,000, net of expenses. During the six months ended September 30, 2001, net cash used in operating activities aggregated approximately $458,000 compared with approximately $2,000 of cash provided by operating activities in the six months ended September 30, 2000. The increased use of cash is primarily the result of the larger loss from operations, and the repayment of accounts payable balances during the six months ended September 30, 2001.

         During the year ended March 31, 2001, net cash used in operating activities was approximately $2,000 as compared to $159,000 used in the year ended March 31, 2000. This decrease in cash used in operating activities is primarily attributable to the smaller net loss for the year ended March 31, 2001 as compared to the net loss for the year ended March 31, 2000.

         Net cash used in investing activities during the six months ended September 30, 2001 was approximately $132,000, as compared to approximately $86,000 used in the six months ended September 30, 2000. During the six months ended September 30, 2001, we made expenditures, aggregating approximately $132,000, for the acquisition of patents, a deposit on equipment, and an equity investment, compared to expenditures made for equipment and patents during the six months ended September 30, 2000, aggregating approximately $199,000, and the collection of loans to a shareholder and other related parties aggregating approximately $113,000.

         Net cash used in investing activities during the year ended March 31, 2001 aggregated approximately $93,000 as compared to approximately $5,000 for the year ended March 31, 2000. The increase in the use of cash is primarily attributable to the acquisition of patents for approximately $201,000 offset by the collection of loans to a shareholder and other related parties aggregating approximately $113,000.

         Net cash provided by financing activities during the six months ended September 30, 2001 aggregated approximately $633,000, as compared to $108,000 during the six months ended September 30, 2000. This difference was due primarily to the net proceeds from the sale of common stock, net of capital raised during the six months ended September 30, 2001. Net cash provided by financing activities for the year ended March 31, 2001 was approximately $102,000 as compared to approximately $164,000 during the year ended March 31, 2000. The decrease is primarily attributable to repayments of loans from related parties, net of capital raised.

         The working capital (deficiency) at September 30, 2001 was approximately ($4,000) as compared to the working capital (deficiency) of approximately ($388,000) at March 31, 2001. The decrease in the working capital (deficiency) is primarily the result of the funds raised by the sale of our common stock in the private placement offerings, net of the repayments of loans and notes payable, and accounts payable. Our debt to equity ratio at September 30, 2001 was .4 to 1 as compared to (3.5) to 1 at March 31, 2001.

         Currently we derive all of our operating cash from one mother truck and one satellite truck. Two additional mother trucks have been ordered from Worthington Industries and payments totaling $93,000 have been remitted. Once these two trucks are operational, each could generate revenues of between $10,000 and $20,000 for the first few months before ratcheting up to the $20,000 to $40,000 range. New business is expected to come through our agreements with Rumpke as well as other accounts.

         In addition, when we have sufficient funds we plan to purchase several satellite trucks which are much less expensive to build and place in service. These trucks will take 4-6 weeks to complete and will cost approximately $65,000. In addition to the equipment costs, it will cost approximately $25,000 to get each truck up and running to the break even point.

         We are pursuing several options to finance operations over the next twelve months. A bank loan of between $100,000 and $150,000 is currently being negotiated. In addition, we are considering raising an additional $300,000 to $500,000 through convertible debt.

         We cannot guarantee that the results from operations will be sufficient to support our liquidity requirements through September 30, 2002 and beyond. There can be no assurances that the above actions will be accomplished or whether they will be adequate.

Effect of recent accounting pronouncements

         In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement No. 141, " Business Combinations" ("SFAS 141"), which requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting. As a result, use of the pooling-of-interests method is prohibited for business combinations initiated thereafter. SFAS 141 also establishes criteria for the separate recognition of intangible assets acquired in a business combination. The adoption of SFAS 141 is not expected to have a material impact on the Company's consolidated results of operations, financial position or cash flows.

         New accounting statements issued, but not yet adopted by the Company, include the following:

         In July 2001, the FASB issued Statement No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), which requires that goodwill and certain other intangible assets having indefinite lives no longer be amortized to earnings, but instead be subject to periodic testing for impairment. Intangible assets determined to have definitive lives will continue to be amortized over their useful lives. This Statement is effective for the Company's 2003 fiscal year. However, goodwill and intangible assets acquired after June 30, 2001 are subject immediately to the non-amortization and amortization provisions of this Statement. The Company is currently evaluating the provisions of SFAS 142 to determine the effect, if any, they may have on the Company's consolidated results of operations, financial position or cash flows.

         In August 2001, the FASB issued Statement No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"), which provides the accounting requirements for retirement obligations associated with tangible long-lived assets. This Statement requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. This Statement is effective for the Company's 2003 fiscal year, and early adoption is permitted. The adoption of SFAS 143 is not expected to have a material impact on the Company's consolidated results of operations, financial position or cash flows.

         In October 2001, the FASB issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which excludes from the definition of long-lived assets goodwill and other intangibles that are not amortized in accordance with SFAS 142. SFAS 144 requires that long-lived assets to be disposed of by sale be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS 144 also expands the reporting of discontinued operations to include components of an entity that have been or will be disposed of rather than limiting such discontinuance to a segment of a business. This Statement is effective for the Company's 2003 fiscal year, and early adoption is permitted. The Company is currently evaluating the impact of SFAS 144 to determine the effect, if any, it may have on the Company's consolidated results of operations, financial position or cash flows.

                                 Use of proceeds

         We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders; rather, proceeds from sales of the shares registered here will go to the selling stockholder.

                                    Business

Introduction

         VX Technologies, Inc. is engaged in processing spent fluorescent lamps into non-toxic components, glass, brass and copper, and removing the toxic mercury vapor. The disposal of spent fluorescent lamps from commercial buildings has been federally regulated since January 6, 2000 in that spent fluorescent lamps can no longer be disposed of in landfills. We hold an exclusive world wide royalty free license to a patent on a process for removing the mercury vapor from spent fluorescent lamps permitting the disposal of the remaining components, other than mercury, in regular landfills or the resale of the components for reuse in other industrial processes. According to the United States Environmental Protection Agency's United States Energy Star Program, Greenlights (a US Government program) and the Lighting Research Center of the Rensselaer Polytechnic Institute in Troy, NY, between 800,000,000 and 1,000,000,000 fluorescent lamps are disposed of each year. We believe that the restrictions on disposal of fluorescent lamps by commercial buildings will be extended to residential users in the next few years.

         The patented process is performed on a truck that visits lamp collection sites with several feeder trucks also collecting spent fluorescent lamps. Our process is unique in that it minimizes the need to transport the spent lamps and thus minimizing the additional risks incurred during travel. We believe that our patent process is the only system for disposing of spent fluorescent lamps that complies with all currently applicable environmental and OSHA regulations. We have equipped one truck with the machinery necessary to perform our patented process through which the mercury vapor is removed from the spent fluorescent lamp and the remaining components, consisting of brass, copper and glass are ground, separated and resold.

         The mobile mercury vapor extraction unit uses a hydraulic processor and vacuum air principle, which moves the mercury vapor to an activated carbon filter media and captures it in the form of a mercury sulfate. Testing of this media has consistently demonstrated no toxic characteristics (TLCP Mercury) either in water or acid.

         While the lamps are being processed, and for five to seven minutes after processing, a mercury vapor monitoring device is used to continuously monitor for vapor at multiple points in the unit. This data is recorded manually and also in the data logger which can be downloaded at any time to an onboard laptop computer. Both the manual log and the data logger record data in mg/m3 and also denote date, time and company account number. Readings have consistently been below detection limits.

         After the extraction of mercury vapor, the glass and aluminum ends are transferred from the processor to our facility. The end product consisting of glass and aluminum has been tested on numerous occasions and has shown mercury concentrations below detection levels. American Environmental Analytical Corp. has conducted the testing using current USEPA protocol.

         The phosphorous dust is captured in a particulate filter in two sections of the unit, at the effluent side of the processor and at the effluent side of the redundant secondary charcoal filter.

         Although phosphorus dust is not a regulated substance, we have performed TCLP mercury testing on this dust and it has consistently demonstrated concentrations below detection levels. We have determined that the dust filters can be wash and reused. The frequency of dust filter changes is dictated by the amount of processing being performed, approximately every 5,000 lamps. The glass and metal ends are then separated. During the separation process, the glass is sized and prepared for shipment to the end users. The metal ends are sold to smelting facilities that specialize recycling nonferrous metals. The captured mercury vapor is absorbed in the carbon filter media in the form of a mercury sulfate. This media does not demonstrate hazardous characteristics (TCLP Mercury). The non-hazardous spent media is sent to licensed retort facilities from our mobile unit.

         Transportation of these materials is done under a standard "Bill of Lading" for USDOT purposes. Although our filters will hold approximately twenty pounds of mercury sulfate, which equates to about six hundred thousand lamps without demonstrating breakthrough, our QA/QC calls for changing the media at three hundred thousand lamps.

         When not performing demonstrations for potential sub-licensees, the truck has generated revenues of approximately $25,000 per week. We have successfully demonstrated the patented process to potential customers, and are using the proceeds of an April 2001 and a May 2001 private offering to acquire three to four additional trucks and lease additional feeder trucks. We believe that the market for our services greatly exceeds our capacity to provide recycling services and those additional trucks will realize similar results. We are currently initiating efforts to sub-license the patented process to large waste management companies in an effort to realize licensing revenues.

Industry overview

         As a result of Federal Regulations, effective January 6, 2000, many of the 800,000,000 to 1,000,000,000 fluorescent bulbs discarded each year (those from commercial buildings) were removed from the non-hazardous solid waste sector. However, building managers still look to their regular carting company to dispose of their spent fluorescent lamps. By disposing of the fluorescent lamps, we provide a valuable service to these companies by allowing them to continue to service all their regular customer's other needs.

         In recent years there has been a trend toward rapid consolidation in the solid waste collection industry, which has historically been characterized by numerous small companies. We believe that this trend will continue as a result of the following factor.

* Subtitle D Regulation. Subtitle D of the Resource Conservation and Recovery Act of 1976, as currently in effect, and similar state regulations have significantly increased the amount of capital, technical expertise, operating costs and financial assurance obligations required to own and operate a landfill and other solid waste facilities. Many of the smaller participants in the solid waste management industry have found these costs difficult, if not impossible, to bear. Large publicly owned companies have greater access to capital, and a lower cost of capital, necessary to finance such increased capital expenditures and costs relative to many of the smaller privately-owned companies in the industry. Additionally, the required permits for landfill development, expansion or construction have become more difficult to acquire. Consequently, many smaller, independent operators have decided to either close their operations or sell them to larger operators with greater access to capital.

         As a result of this factor, the growing concentration in the solid waste management industry is likely to continue and our strategies are consistent with these industry trends.

Initial marketing strategy

         Our initial marketing strategy is to selectively target solid waste management operators in an effort to obtain contracts to dispose of their waste containing mercury. Fluorescent lamps are the principal waste item containing mercury vapor, but mercury vapor is also found in computer components including cathode ray tubes ("CRTs"), which are found in computer monitors and other items.

         We have used our one truck for both collection and for demonstrating our removal process to large solid waste management companies. While demonstrations reduce revenues since no revenue is realized for those periods, we believe that these demonstrations are critical to our future growth.

         As a result of these demonstration efforts, we have entered into a Purchase of Service Agreement (the "Rumpke Agreement") with several subsidiaries of The Rumpke Consolidated Companies ("Rumpke"). Rumpke is a regional solid waste management company with operations in several mid-western states. The Rumpke Agreement is for an initial five-year term with one-year renewals thereafter and prohibits us from entering into similar agreements for our services within 60 miles of any hauling area within Rumpke's operating area of Ohio, Kentucky and Indiana. The Rumpke Agreement provides that we will be paid according to a schedule for items which it receives for recycling with the prices ranging from $.36 for fluorescent tubes under four feet, $.54 for fluorescent tubes four feet and over and $7.00 for CRT's. Since we have only one truck, which presently services customers in the greater Chicago area, we were required to purchase at least three additional trucks to meet our obligations under the Rumpke Agreement. The approximate cost of a fully equipped truck is $160,000. We do not currently have any arrangements to finance the costs of our trucks and are using the proceeds of our April and May 2001 private placement offerings plus either additional funding or internally generated cash to fulfill our commitments under the Rumpke Agreement.

         Two additional mother trucks have been ordered from Worthington Industries and payments totaling $93,000 have been remitted. One of the trucks is near completion but is has not been built to our parameters and we are exploring alternatives to completing this truck as quickly as possible. A second truck is in the fabrication process; fabrication work has been delayed pending resolution of the first truck. Once these two trucks are operational, we believe that each will generate revenues of between $10,000 and $20,000 for the first few months before ratcheting up to the $20,000 to $40,000 range. New business is expected to come though our agreement with Rumpke as well as other accounts.

         In addition, we plan to purchase several satellite trucks that are much less expensive to build and place in service. The materials for these have been sourced and work on these will begin when we acquire the necessary financing. These trucks will take 4-6 weeks to complete and will cost approximately $65,000. The company has three quotes on financing the $40,000 truck and trailer portion of these trucks at just under $2000/month. In addition to the equipment costs, it will cost approximately $25,000 to get each truck up and running to the break even point. This includes OSHA training, on-the-job training and time to develop and fill routes.

         Our management has developed a plan to target various large regional solid waste management or recycling operators over the next five years. We believe that the Rumpke Agreement will give us an opportunity to demonstrate our ability to operate on a large-scale commercial basis and thereby enable us to obtain contracts from other large-scale commercial operators. Management's goal is for us to target at least one additional large regional waste management company over each of the next five years. The goal is to allow us to grow primarily from internally generated funds and from the proceeds of a series of private placements to be conducted after our stock is trading on the OTCBB. No assurance is given that we will be able to accomplish these goals.

Patent application and product protection

         We rely on four patents for our process for removal of mercury vapors in the recycling process. The patents were obtained by Laurence C. Kelly and assigned by him to MAG Patent Inc., an Illinois corporation that Mr. Kelly owns. The patents were originally licensed to us and in September 2000, the patents were assigned by Mag Patent Inc to us. The grant of a patent does not ensure that the patent will be upheld in any litigation against any purported infringer upon the patent nor does it ensure that the patent will not be held to infringe upon patents held by others. The patent has not been tested in any litigation.

Competition

We have limited resources and will face competition from entities with much greater resources and established name recognition. We seek to compete through the convenience of our process, lower cost and reduced liability as the mercury vapor is removed on-site rather than being subject to risk of leakage during transportation. We will also seek to compete by entering into medium to long term exclusive contracts with large regional waste management companies in an effort to reduce the short-term impact of competitive pressures.

Employees

         We currently have seven full time employees of whom four are executives, one is engaged in sales and marketing activities and two are involved in the operation of our mercury removal truck. Additional financing permitting, we intend to hire up to eight to ten additional employees (approximately two per truck). A number of our employees are represented by a labor union. We believe that relations with our employees are good.

         Our success depends upon the personal efforts of Laurence C. Kelly, our President as well as other key personnel. Our success is also dependent upon our ability to hire and retain additional qualified management, marketing, technical, financial, and other personnel. Competition for qualified personnel is intense. If we do not attract and retain qualified management and other personnel we will be unable to successfully implement our business plan. At present, affordable "key person" insurance is unavailable.

Properties

         Our facilities are located in approximately 1,500 square feet of leased office space in Park Ridge, Illinois. The lease expires on April 30, 2003 and provides for a monthly rental of approximately $1,483 until expiration. We believe that the space is adequate for our projected needs and that there is suitable office space available at similar costs In the vicinity of our present offices.

Legal proceedings

We are not currently party to any court proceedings.

                                   Management
Officers and directors

Our officers and directors are as follows:

Name                       Age              Position
----                       ---              --------
Laurence C. Kelly          57               President and a Director
Carl Frank, Esq.           54               CEO and a Director
Frank J. Hariton, Esq.     52               Secretary and a Director
Seymour Kessler, D.P.M.    69               Director
Dr. Eugene Stricker        67               Director
Frank Anthony Contaldo     46               Director

Laurence C. Kelly, prior to founding Spent Lamps Recycling Technologies in April, 1997, was the president and managing partner of a nation wide environmental manpower and consulting company, EEMI Consulting, Inc., which specialized in due diligence, quantification and remediation projects across the United States. He has been in the environmental business since 1978. During that time he founded and operated a hazardous waste hauling company, which he sold in 1983. He was a partner in a "Waste to Energy" facility in western Illinois until he sold his interest in 1989 when he formed EEMI Consulting, Inc. In January of 1997 he sold his interest in EEMI Consulting, Inc. to pursue researching, developing and the patenting of what is today known as Spent Lamps Recycling Technologies. He has over 20 years of waste hauling, site remediation and environmental consulting experience. Through the course of his experience in the environmental business he has compiled a working knowledge of regulatory guidelines. Because he was in the business of waste hauling on or about the time the Resource Conservation Recovery Act became law, he has been in a position to track and maintain an ongoing understanding of all aspects of business operations under that and all other relevant regulations. He also has the ability to apply that understanding to the spirit of the new "Universal Waste Rule" pertaining to spent mercury-containing lamps. Mr. Kelly has been President and a Director of VX Technologies, Inc. since our merger with DFR Associates I, Inc. Mr. Kelly formed our predecessor Spent Lamps Recycling Technologies in 1997 and was its president and a director until it merged into us.

Carl J. Frank, Esq. spent the last 25 years practicing law in the regulated waste management industry including, litigation and, merger and acquisitions, eleven of which years were as Region Vice President and General Counsel for Waste Management, Inc. Mr. Frank has been a Director of VX Technologies, Inc. since we merged with DFR Associates I, Inc. Mr. Frank has day to day responsibilities in strategic planning, regulatory matters, counseling at all levels of management including budget, staffing and future expansion strategies. He currently maintains a working relationship with major waste management companies. He is a graduate of the Notre Dame Law School and has expertise in environmental business transactions and development. Mr. Frank joined our predecessor in 1998, and was its vice president and a director until it merged into us.

Frank J. Hariton, Esq. is an attorney in private practice with offices in White Plains, New York and New York City. He has been engaged in the private practice of law for more than the last five years. He received a B.A. in 1971 and a J.D. in 1974 from Case Western Reserve University. He is also assistant secretary of Vitafort International Corporation (VRFT:OTCBB), a company engaged in developing, marketing and distributing snack foods and low fat and fat free snacks. Since December 1999, Mr. Hariton has been Assistant Secretary of Kushi Natural Foods Corp., a reporting shell corporation. He was secretary and a Director of our predecessor DFR Associates I, Inc. from its organization until it merged into us, and has been a Director of our company since the merger.

Seymour Kessler, D.P. M. was a practicing podiatrist until 1984 and has been engaged as an investment banker and been a business consultant for over fifteen years. He is a principal of RKP Capital Partners, LLC. He has served on the boards of numerous private and publicly held institutions and educational institutions and has held majority and minority interests in over 85 partnerships and privately and publicly held companies. Dr. Kessler served as President & CEO of Princeton Dental Management Corp (one of the Nation's first publicly held dental rollups). He served as a board member and major shareholder of four nationally chartered banks, including serving as Vice Chairman of the Board of Peterson Bank from 1980 to 1986. He was Chairman of the Board of First National Bank of Wheaton from 1990 to 1993 and was the Chairman of the Executive and Loan Committees for First National Bank of Lincolnshire from 1986 to 1991. Dr. Kessler served as a Director of Realcorp Realty Inc., a privately held real estate investment company, from 1980 to 1990. Realcorp completed over $600 million of transactions over a 12-year period and specialized in turning around distressed real estate assets. He also served on the Board of Directors of RealShares, Inc., an NASD member firm from 1985 to 1990.

Dr. Eugene Stricker has been a Director since our merger with DFR Associates I, Inc. Prior to the merger Dr. Stricker was a founder, President and a Director of our predecessor, DFR Associates I, Inc. from its inception until its merger with Spent Lamps Recycling Technologies, whereupon he remained as a Director of DFR Associates, Inc. He has been a partner with Mr. Mark Schindler (a principal shareholder and a former officer and director of our predecessor DFR Associates, Inc.) in Madison Venture Capital II, Inc., a venture capital firm, for more than the past five years. From 1968 until 1991, he held various administrative positions within the New York State Department of Health, including serving as special assistant to the Commissioner. Dr. Stricker is a graduate of the University of Maryland, received his Doctor of Dentistry from Howard University, Washington, D.C., and received a Masters in Public Health from the University of Michigan at Ann Arbor. He was a Director of Servtex International, Inc. from September 1991 until its merger with Hymedix, Inc. (HYMX:OTCBB) in February 1994. From December 1991 to November 1994 he was a Director of Natural Child Care, Inc. which merged into Winners All International, Inc. In July 1993, he became a Director of Light Savers USA, Inc. and served until February 1995 when that company was merged into Hospitality World Wide, Inc. Dr. Stricker was a Director and Secretary of Kushi Macrobiotics Corp ("KMC") from May 1994 to October 1996 when it merged with American Phoenix Group, Inc. ("APGI") which later merged with Tal Wireless Networks, Inc. (TALW:OTC). Dr. Stricker is also President and a Director of Kushi Natural Foods Corp., a reporting shell corporation.

         Frank Anthony Contaldo was elected to the Board of Directors in May 2001. Mr. Contaldo has over twenty years experience in business brokerage and financial consulting. He was C.E.O. of Sonoma Financial Corp., a publicly traded consumer lending business (NASDAQ: SONM), from December 1997 to March 2000 and has been managing director of NovaCorp, LLC, a private business development firm since March 2000.

         The Board will also include one additional person proposed by Messrs Kelly and Frank who is reasonably acceptable to the other members of the Board.

Indemnification of directors and officers

         Our  certificate  of  incorporation   and  by-laws   currently  provide
indemnification to our officers or directors to the maximum extent permitted by Delaware law.

Executive Commitee

         The board of directors has established an executive committee for the limited purpose of reviewing our expenditures in light of investor expectations and obtaining the necessary equipment to grow our business. The members are Drs. Kessler and Stricker and Mr. Contaldo.

Compensation of directors

         Directors do not receive any compensation for their service as members of the board of directors.

Security ownership of certain beneficial owners and management

The following table sets forth, as of (effective date), information regarding the beneficial ownership of our common stock based upon the most recent information available to us for each person known by us to own beneficially more than five (5%) percent of our outstanding common stock, each of our officers and directors, who uses our address, and all of our officers and directors as a group.


         Name and address                   Amount and nature
         of beneficial owner                of beneficial owner              Percent of class
         -------------------                -------------------              ----------------
   RKP Capital Partners, LLC(1)                2,600,000                          21.37%
   980 North Michigan Avenue, Suite 1120
   Chicago, IL 60611

   Dr. Eugene Stricker(2)                        680,000                           5.59%
   c/o Madison Venture Capital II, Inc.
   150 East 58"th Street - 24th Floor
   New York, NY  10022

   Mark Schindler(3)                             450,000                            3.7%
   c/o Madison Venture Capital II, Inc.
   150 East 58th Street - 24th Floor
   New York, NY 10022

   Frank J. Hariton                              200,000                           1.64%
   1065 Dobbs Ferry Road
   White Plains, NY 10607

   Laurence C. Kelly                           2,125,000                          17.46%
   2201 W. Crescent St.
   Park Ridge, IL 60068

   Carl J. Frank(4)                            2,125,000                          17.46%
   320 Eastgrove Road
   Riverside, IL 60546

   Seymour Kessler, D.P.M.(5)                  2,600,000                          21.37%
   980 North Michigan Avenue - Suite 1120
   Chicago, IL 60611

   Frank Anthony Contaldo(6)                     397,500                           3.27%
   112 North First Avenue
   St Charles, Illinois 60174

   Fusa Management Partnership(7)                735,293                           6.04%
   c/o Frank Ungari
   1310 North Leavitt
   Chicago, Illinois 60622



   Directors and Officers                      8,527,500                           70.1%
   as a Group   (6 persons)


(1) Dr. Kessler, one of our directors, shares dispositive and voting power over these shares.

(2) Includes 50,000 of the 100,000 shares owned by Madison Venture Capital II, Inc., a company owned by Messrs Stricker and Schindler.

(3) Does not include 52,000 shares owned by the Mark Schindler Irrevocable Trust, of which Mr. Schindler is the trustee and of which he disclaims beneficial ownership; or 50,000 shares owned by Barbara Serota, Mr. Schindler's fiance, of which he disclaims beneficial ownership; or 113,000 shares owned by the SBS Limited Partnership, of which Mr. Schindler is the general partner.

(4) Does not include 20,000 shares owned by Ruth Frank, the wife of Carl Frank to which he disclaims beneficial ownership.

(5) Includes 2,600,000 shares owned by RKP Capital Partners, LLC. Dr. Kessler has shared disposative and voting power with respect to such shares.

(6) Includes 250,000 shares owned by NovaCorp, LLC. Mr. Contaldo has shared voting and dispositive power with respect to such shares. Also includes 147,500 shares subject to a currently exercisable option with an exercise price of $.35 per share which expires in April 2004.

(7) Includes 235,294 shares subject to a currently exercisable option with an exercise price of $.85, which expires in April 2004. Frank J. Ungari and Steve
C. Avvisati own FUSA Management Partnership.

                             Executive compensation

                           Summary Compensation Table

Name and                                               Other         Long-term
Principal Position         Year    Salary  Bonus    Compensation   Compensation
--------------------      ------   ------  ------   -------------  -------------
Carl J. Frank, CEO*       2001            $10,000

*No executive received compensation in excess of $100,000 in a prior period.

Employment Agreements

         We intend  to enter  into a  five-year  employment  agreement  with Mr.
Kelly, which will provide for an annual salary of $125,000 and contain non-compete and confidentiality provisions. The agreement will renew for successive one-year terms unless cancelled by us or the employee.

                 Certain relationships and related transactions

         Our policy is to obtain all supplies and services on a normal competitive basis, but that, all things being equal, to purchase from affiliated or related entities. All related party transactions must be reviewed by the board of directors to assure that we are not paying higher than fair market arms-length prices.

         On February 25, 1999 we entered into a worldwide (to the extent they exist) royalty free licensing agreement with Mag Patent, Inc. for the patents covering the technology used in its process. Laurence Kelly is the sole owner of Mag Patent, Inc.

         In September 2000, Mr. Kelly caused Mag Patent, Inc., a company that he controls, to transfer the patent for our process to us in exchange for forgiveness of an aggregate of $197,156 of indebtedness of Mr. Kelly and Mag Patent Inc. to us.

         We entered into a five year business consulting agreement, dated as of May 1, 2001, with RKP Capital Partners, LLC (a company partly owned by Dr. Kessler), Madison Venture Capital II, Inc. (a company owned by Dr. Eugene Stricker and Mark Schindler), and NovaCorp, LLC (a company partially owned by Mr. Contaldo) which provides for a monthly fee of $1,750 to each of RKP Capital Partners, LLC and Madison Venture Capital II, Inc., a monthly fee of $3,500 to NovaCorp, LLC and for additional fees in the event the Company enters into a merger or other business combination with an entity introduced to the Company by RKP Capital Partners, LLC , Madison Venture Capital II, Inc. or NovaCorp, LLC. NovaCorp, LLC provides ongoing management and operational services to us. RKP Capital Partners provides sales and marketing services to us and Madison Venture Capital II provides general business consulting. Additionally, Dr. Kessler of RKP Capital Partners, LLC, Dr. Stricker of Madison Venture Capital II, Inc. and Mr. Contaldo of NovaCorp, LLC are the Executive Committee of our Board of Directors. Their fees as members of our Board of Directors and its' Executive Committee are included in these consulting agreements.

         In May 2001, Mr. Contaldo was issued 147,500 three-year options with an exercise price of $.35 in satisfaction of outstanding consulting fees in the amount of $30,000.

Disclosure  of  commission   position  on  indemnification  for  securities  act
liabilities

         Our by-laws and our certificate of incorporation currently provide indemnification to our officers or directors for the maximum permitted by Delaware law.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons, pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

                            Description of securities

Authorized and outstanding stock

         Our authorized capital stock consists of 30,000,000 shares of common stock, $.00001 par value. As of (effective date), 2001, there were 12,164,906 shares of common stock outstanding, which were held by approximately 119 stockholders of record.

Common stock

         Subject to legal and contractual restrictions on payment of dividends, none of which currently exist, the holders of common stock are entitled to receive such lawful dividends as may be declared by the board of directors. In the event of our liquidation, dissolution or winding up, the holders of shares of common stock are entitled to receive all of our remaining assets available for distribution to stockholders after satisfaction of all liabilities and preferences. Holders of our common stock do not have any preemptive, conversion or redemption rights and there are no sinking fund provisions applicable to our common stock. Record holders of our common stock are entitled to vote at all meetings of stockholders and at those meetings are entitled to cast one vote for each share of record that they own on all matters on which stockholders may vote. Stockholders do not have cumulative voting rights in the election of our directors. As a result, the holders of a plurality of the outstanding shares can elect all of our directors, and the holders of the remaining shares are not able to elect any of our directors. All outstanding shares of common stock are fully paid and non-assessable, and all shares of common stock to be offered and sold in this offering will be fully paid and non-assessable.

Transfer agent and registrar

         The stock transfer agent and registrar for our common stock is Executive Registrar and Transfer Agency, Inc., located at 3118 W. Thomas Road, Suite 707, Phoenix, AZ 85017.

Dividend policy

         Under applicable law, dividends may only be paid out of legally available funds as proscribed by a statute, subject to the discretion of the board of directors. In addition, it is currently our policy to retain internally generated funds to support future expansion of our business. Accordingly, even if we do generate earnings, and even if we are not prohibited from paying dividends, we do not currently intend to declare or pay cash dividends on our common stock for the foreseeable future.

Shares available for future sale

         On the date of this prospectus, all 12,164,906 shares included in this prospectus will generally be freely tradable without restriction imposed by, or further registration under, the Securities Act. The above notwithstanding, 11,364,906 of the shares registered hereby are covered by lockup agreements. Pursuant to the terms of these agreements non-management stockholders may only sell up to ten percent of their holdings every three months for the first twelve months after the date of this prospectus. Management stockholders as noted above may not sell any shares for two years following the date of this prospectus, unless such sale is approved by the Board of Directors.

                              Plan of distribution

         The sale of the shares of common stock by the selling stockholders may be effected by them from time to time in the over the counter market or in such other public forum where our shares are publicly traded or listed for quotation. These sales may be made in negotiated transactions through the timing of options on the shares, or through a combination of such methods of sale, at fixed prices, which may be charged at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the shares through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for which such broker-dealer may act as agent or to whom they sell as principal, or both. The compensation as to a particular broker-dealer may be in excess of customary compensation.

         The selling stockholders and any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be -underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on any sale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

                              Selling stockholders

         We are registering shares of common stock purchased by investors in our 1999 private placement offerings and shares of common stock owned by our former founders. We are also registering the shares issued to the shareholders of DFR Associates I, Inc. in our merger with them, which includes the shares sold by DFR in private placements in April and May 2001.


         Other than the costs of preparing this prospectus and a registration fee to the SEC, we are not paying any costs relating to the sales by the selling stockholders. Each of the selling stockholders, or their transferees, and intermediaries to whom such securities may be sold may be deemed to be an "underwriter" of the common stock offered in this prospectus, as that term is defined under the Securities Act. Each of the selling stockholders, or their transferees, may sell these shares from time to time for his own account in the open market at the prevailing prices, or in individually negotiated transactions at such prices as may be agreed upon. The net proceeds from the sale of these shares by the selling stockholders will inure entirely to their benefit and not to ours.

         These shares may be offered for sale from time to time in regular brokerage transactions in the over-the-counter market, or through brokers or dealers, or in private sales or negotiated transactions, or otherwise, at prices related to the then prevailing market prices. Thus, they may be required to deliver a current prospectus in connection with the offer or sale of their shares. In the absence of a current prospectus, if required, these shares may not be sold publicly without restriction unless held by a non-affiliate for two years, or after one year subject to volume limitations and satisfaction of other conditions. The selling stockholders are hereby advised that Regulation M of the General Rules and Regulations promulgated under the Securities Exchange Act of

1934 will be applicable to their sales of these shares. These rules contain various prohibitions against trading by persons interested in a distribution and against so-called "stabilization" activities.

         The selling stockholders, or their transferees, might be deemed to be "underwriters" within the meaning of Section 2(11) of the Act and any profit on the resale of these shares as principal might be deemed to be underwriting discounts and commissions under the Act. Any sale of these shares by selling shareholders, or their transferees, through broker-dealers may cause the broker-dealers to be considered as participating in a distribution and subject to Regulation M promulgated under the Securities Exchange Act of 1934, as amended. If any such transaction were a "distribution" for purposes of Regulation M, then such broker-dealers might be required to cease making a market in our equity securities for either two or nine trading days prior to, and until the completion of, such activity. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer.


---------------------------------------------------------------------------------------------------------------------------------
                                                                     # of Shares            # of Shares         # of Shares
---------------------------------------------------------------------------------------------------------------------------------
Shareholder Name                                                  Prior to Offering        Being Offered       After Offering
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
LOUIS AMOROSO                                                           20000                  20000                 0
---------------------------------------------------------------------------------------------------------------------------------
ANDRESEN LIVING TRUST DATED 3/13/00,                                    20000                  20000                 0
---------------------------------------------------------------------------------------------------------------------------------
ALAN BANKHALTER                                                         20000                  20000                 0
---------------------------------------------------------------------------------------------------------------------------------
LANE BELSON                                                             7142                   7142                  0
---------------------------------------------------------------------------------------------------------------------------------
TERRENCE W BOYKE JR & TERRENCE W BOYKE                                  20000                  20000                 0
---------------------------------------------------------------------------------------------------------------------------------
GEORGE BRIA & KRISTINA BRIA JTWROS                                      40000                  40000                 0
---------------------------------------------------------------------------------------------------------------------------------
CHAIA BRODERICK                                                          800                    800                  0
---------------------------------------------------------------------------------------------------------------------------------
KEVIN M CAHILL                                                          71428                  71428                 0
---------------------------------------------------------------------------------------------------------------------------------
LEWIS CALDERON                                                          1000                   1000                  0
---------------------------------------------------------------------------------------------------------------------------------
CHAR MITHCHELL FAMILY LTD PARTNERSHIP                                  142856                 142856                 0
---------------------------------------------------------------------------------------------------------------------------------
DEOSA CHOLES                                                            7142                   7142                  0
---------------------------------------------------------------------------------------------------------------------------------
ROBERT COLE                                                             14285                  14285                 0
---------------------------------------------------------------------------------------------------------------------------------
DISCOUNT SURGICAL STOCKINGS                                             20000                  20000                 0
---------------------------------------------------------------------------------------------------------------------------------
BARRY S ELKES                                                           21428                  21428                 0
---------------------------------------------------------------------------------------------------------------------------------
MARK S ERLEBACHER                                                       28571                  28571                 0
---------------------------------------------------------------------------------------------------------------------------------
SCOTT FAGAN                                                             1200                   1200                  0
---------------------------------------------------------------------------------------------------------------------------------
SUSAN FELTON                                                            40000                  40000                 0
---------------------------------------------------------------------------------------------------------------------------------
FRED FOX                                                                20000                  20000                 0
---------------------------------------------------------------------------------------------------------------------------------
CARL J FRANK(1)                                                        2125000                2125000                0
---------------------------------------------------------------------------------------------------------------------------------
RUTH A FRANK (2)                                                        20000                  20000                 0
---------------------------------------------------------------------------------------------------------------------------------
FS SIBS PARTNERSHIP                                                     21428                  21428                 0
---------------------------------------------------------------------------------------------------------------------------------
DOUGLAS FUMAGALLI & CHARLENE FUMAGALLI                                  99999                  99999                 0
---------------------------------------------------------------------------------------------------------------------------------
FUSA MANAGEMENT PARTNERSHIP                                            499999                 499999                 0
---------------------------------------------------------------------------------------------------------------------------------
HOWARD GAMER                                                            14285                  14285                 0
---------------------------------------------------------------------------------------------------------------------------------
SANDRA GAMER                                                            14285                  14285                 0
---------------------------------------------------------------------------------------------------------------------------------
GARBER ATLAS FRIES & ASSOCIATES, INC.                                   60000                  60000                 0
---------------------------------------------------------------------------------------------------------------------------------
ABRAHAM GARFINKEL                                                       1000                   1000                  0
---------------------------------------------------------------------------------------------------------------------------------
HAROLD GELB                                                             20000                  20000                 0
---------------------------------------------------------------------------------------------------------------------------------
GEPOPLIDEAU INTERNATIONAL, INC.                                         90000                  90000                 0
---------------------------------------------------------------------------------------------------------------------------------
JOSEPH M GINDI                                                          62500                  62500                 0
---------------------------------------------------------------------------------------------------------------------------------
EDWARD GLUCK                                                            30000                  30000                 0
---------------------------------------------------------------------------------------------------------------------------------
MARLENE GOLEMBO TRUST                                                   28570                  28570                 0
---------------------------------------------------------------------------------------------------------------------------------
FEIVEL GOTTLIEB                                                         20000                  20000                 0
---------------------------------------------------------------------------------------------------------------------------------
JOSEPH GRAYSON                                                           200                    200                  0
---------------------------------------------------------------------------------------------------------------------------------
THOMAS GRIECO & JOAN GRIECO JTTEN                                       20000                  20000                 0
---------------------------------------------------------------------------------------------------------------------------------
JOHN HAGAN                                                              14285                  14285                 0
---------------------------------------------------------------------------------------------------------------------------------
JOHN W HARBST & LYNN HARBST JTWROS                                      20000                  20000                 0
---------------------------------------------------------------------------------------------------------------------------------
FRANK J HARITON (3)                                                    200000                 200000                 0
---------------------------------------------------------------------------------------------------------------------------------
ABRAHAN HAUPRMAN                                                        20000                  20000                 0
---------------------------------------------------------------------------------------------------------------------------------


KEITH E HINSHAW                                                         14285                  14285                 0
---------------------------------------------------------------------------------------------------------------------------------
WILLIAM HIRMES                                                          20000                  20000                 0
---------------------------------------------------------------------------------------------------------------------------------
SHERRY HIRSCHMAN                                                        20000                  20000                 0
---------------------------------------------------------------------------------------------------------------------------------
SHERYL B HOWER                                                          28571                  28571                 0
---------------------------------------------------------------------------------------------------------------------------------
FREDERICK IPPOLITO                                                      40000                  40000                 0
---------------------------------------------------------------------------------------------------------------------------------
ROY ISRAEL                                                             150000                 150000                 0
---------------------------------------------------------------------------------------------------------------------------------
JK FAMILY TRUST                                                         71428                  71428                 0
---------------------------------------------------------------------------------------------------------------------------------
ELLEN JOSEPH & JOSEPH JOSEPH JT TEN                                     40000                  40000                 0
---------------------------------------------------------------------------------------------------------------------------------
MORDECAI KAMENETZKY                                                     2400                   2400                  0
---------------------------------------------------------------------------------------------------------------------------------
ELY KATZ                                                                 800                    800                  0
---------------------------------------------------------------------------------------------------------------------------------
LARRY KATZ                                                              21428                  21428                 0
---------------------------------------------------------------------------------------------------------------------------------
STUART KATZ(4)                                                         164334                 164334                 0
---------------------------------------------------------------------------------------------------------------------------------
LAWRENCE C KELLY(5)                                                    2125000                2125000                0
---------------------------------------------------------------------------------------------------------------------------------
JOHN KOSMATA                                                            14285                  14285                 0
---------------------------------------------------------------------------------------------------------------------------------
SUSAN KOZAK                                                             14285                  14285                 0
---------------------------------------------------------------------------------------------------------------------------------
DEBRA KREINBERG                                                          200                    200                  0
---------------------------------------------------------------------------------------------------------------------------------
SHELDON KREINBERG                                                        400                    400                  0
---------------------------------------------------------------------------------------------------------------------------------
MICHAEL WILLIAM KREIZMAN & MATILDA                                      14285                  14285                 0
---------------------------------------------------------------------------------------------------------------------------------
MICHAEL KURK                                                            20000                  20000                 0
---------------------------------------------------------------------------------------------------------------------------------
CHARLES LENNON                                                          20000                  20000                 0
---------------------------------------------------------------------------------------------------------------------------------
GAIL L LEVINE TRUST U/A/D 10/26/99                                      12500                  12500                 0
---------------------------------------------------------------------------------------------------------------------------------
RON LEVINE                                                              42857                  42857                 0
---------------------------------------------------------------------------------------------------------------------------------
STEPHEN LICHTMAN                                                        20000                  20000                 0
---------------------------------------------------------------------------------------------------------------------------------
DONNA J LUNG & KENNETH R LING JTWROS                                    14285                  14285                 0
---------------------------------------------------------------------------------------------------------------------------------
MADISON VENTURE CAPITAL II, INC.(6)                                    100000                 100000                 0
---------------------------------------------------------------------------------------------------------------------------------
SHALOM MAIDENBAUM                                                       60000                  60000                 0
---------------------------------------------------------------------------------------------------------------------------------
MAVSD LIMITED PARTNERSHIP                                               20000                  20000                 0
---------------------------------------------------------------------------------------------------------------------------------
DAVID D MEILAHN & GAIL M MEILAHN JT WROS                                14285                  14285                 0
---------------------------------------------------------------------------------------------------------------------------------
KEITH B MORTON                                                          28570                  28570                 0
---------------------------------------------------------------------------------------------------------------------------------
NOVACORP, LLC(7)                                                       250000                 250000                 0
---------------------------------------------------------------------------------------------------------------------------------
BARRY NOVICK                                                            30000                  30000                 0
---------------------------------------------------------------------------------------------------------------------------------
MICHAEL O'CONNOR                                                        20000                  20000                 0
---------------------------------------------------------------------------------------------------------------------------------
JUDD ODZER                                                              1200                   1200                  0
---------------------------------------------------------------------------------------------------------------------------------
PETER ORTHOS                                                            14285                  14285                 0
---------------------------------------------------------------------------------------------------------------------------------
JOHN PAPADIA                                                            20000                  20000                 0
---------------------------------------------------------------------------------------------------------------------------------
HARVEY PESTINE                                                          14285                  14285                 0
---------------------------------------------------------------------------------------------------------------------------------
ZVI PINTER                                                              1000                   1000                  0
---------------------------------------------------------------------------------------------------------------------------------
B. POMERANTZ                                                           163533                 163533                 0
---------------------------------------------------------------------------------------------------------------------------------
DAVID POMERANTZ                                                        163533                 163533                 0
---------------------------------------------------------------------------------------------------------------------------------
ROBERT POMERANTZ                                                         800                    800                  0
---------------------------------------------------------------------------------------------------------------------------------
ROZANN POMERANTZ                                                         200                    200                  0
---------------------------------------------------------------------------------------------------------------------------------
ALAN PSATY                                                              1000                   1000                  0
---------------------------------------------------------------------------------------------------------------------------------
MARTIN PSATY                                                             400                    400                  0
---------------------------------------------------------------------------------------------------------------------------------
MICHAEL Y RAGINS                                                        21428                  21428                 0
---------------------------------------------------------------------------------------------------------------------------------


RKP CAPITAL PARTNERS, LLP(8)                                           2600000                2600000                0
---------------------------------------------------------------------------------------------------------------------------------
MATTHEW L ROHR                                                          28500                  28500                 0
---------------------------------------------------------------------------------------------------------------------------------
HOWARD ROSENFELD                                                         800                    800                  0
---------------------------------------------------------------------------------------------------------------------------------
JUDITH PAUL ROTH, IRA                                                  120000                 120000                 0
---------------------------------------------------------------------------------------------------------------------------------
IRVING ROTHSTEIN                                                        1400                   1400                  0
---------------------------------------------------------------------------------------------------------------------------------
MARY RYAN & THOMAS RYAN JTWROS                                          14285                  14285                 0
---------------------------------------------------------------------------------------------------------------------------------
THOMAS M RYAN                                                           40000                  40000                 0
---------------------------------------------------------------------------------------------------------------------------------
ROBERT S RYDZ                                                           20000                  20000                 0
---------------------------------------------------------------------------------------------------------------------------------
THE SBS LIMITED PARTNERSHIP                                            113000                 113000                 0
---------------------------------------------------------------------------------------------------------------------------------
MARK SCHINDLER(6)                                                      400000                 400000                 0
---------------------------------------------------------------------------------------------------------------------------------
MARK SCHINDLER IRREVOCABLE TRUST(6)                                     52000                  52000                 0
---------------------------------------------------------------------------------------------------------------------------------
ALAN SCHWARTZ                                                           1000                   1000                  0
---------------------------------------------------------------------------------------------------------------------------------
SHEILA SCHWARTZBERG                                                     20000                  20000                 0
---------------------------------------------------------------------------------------------------------------------------------
NIAOMI SELBST                                                           20000                  20000                 0
---------------------------------------------------------------------------------------------------------------------------------
BARBARA SEROTA                                                          50000                  50000                 0
---------------------------------------------------------------------------------------------------------------------------------
KAREN SHILTZ                                                            16428                  16428                 0
---------------------------------------------------------------------------------------------------------------------------------
AL SILVERMAN                                                            15000                  15000                 0
---------------------------------------------------------------------------------------------------------------------------------
ROBERT H SLEPOY & LISA SLEPOY JT TEN                                    40000                  40000                 0
---------------------------------------------------------------------------------------------------------------------------------
JEROME SNIDER & ELAINE SNIDER JTWROS                                    40000                  40000                 0
---------------------------------------------------------------------------------------------------------------------------------
DR EUGENE STRICKER(6)                                                  630000                 630000                 0
---------------------------------------------------------------------------------------------------------------------------------
CHARLES TAROCHIONE & KATHLEEN TAROCHIONE                                5000                   5000                  0
---------------------------------------------------------------------------------------------------------------------------------
GLORIA TEMPCHIN                                                         20000                  20000                 0
---------------------------------------------------------------------------------------------------------------------------------
WILLIAM UNTERSCHUETZ                                                    20000                  20000                 0
---------------------------------------------------------------------------------------------------------------------------------
BARBRA UZAN                                                             1000                   1000                  0
---------------------------------------------------------------------------------------------------------------------------------
RICHARD WATT                                                            28571                  28571                 0
---------------------------------------------------------------------------------------------------------------------------------
JEREMY S WEINSTEIN                                                      40000                  40000                 0
---------------------------------------------------------------------------------------------------------------------------------
MURRAY L WELTZ & ANITA WELTZ JT TEN                                     20000                  20000                 0
---------------------------------------------------------------------------------------------------------------------------------
DEBRA WENGROFSKY                                                         600                    600                  0
---------------------------------------------------------------------------------------------------------------------------------
TED WENGROFSKY                                                           400                    400                  0
---------------------------------------------------------------------------------------------------------------------------------
DEBBIE A YOUNG                                                          7142                   7142                  0
---------------------------------------------------------------------------------------------------------------------------------
ERIC ZAIMAN                                                              800                    800                  0
---------------------------------------------------------------------------------------------------------------------------------
ELLIOT ZEBEDE                                                           60000                  60000                 0
---------------------------------------------------------------------------------------------------------------------------------
ELAINE ZINBERG                                                          60000                  60000                 0
---------------------------------------------------------------------------------------------------------------------------------

(1) Carl J. Frank is our CEO and a member of our Board of Directors.
(2) Ruth Frank is the wife of Carl Frank.
(3) Frank Hariton is our Secretary and a member of our Board of Directors.
(4) Stuart Katz was our President and Director prior to our merger with DFR Associates I, Inc.
(5) Lawrence C. Kelly is our President and a member of our Board of Directors.
(6) Dr. Eugene Stricker, an owner (with Mark Schindler) of Madison Venture Capital II, Inc. is a member of our Board of Directors.
(7) Frank A. Contaldo, a member of our Board of Directors, has shared voting and dispositive power with respect to the shares owned by NovaCorp, LLC.
(8) Dr. Syemour Kessler, a member of our Board of Directors, has shared voting and dispositive power with respect to the shares owned by RKP Capital Partners, LLC.

                                  Legal matters

In connection with this offering, the law firm of Heller, Horowitz & Feit, P.C., New York, New York, is opining that the company is in good standing in the State of Delaware with due authority to conduct its business and that the shares offered herein have been duly and validly authorized and issued and are fully paid, non-assessable shares of the company. A copy of the opinion has been filed as exhibit 5 to the registration statement of which this prospectus forms a part.

                                     Experts

         Our audited financial statements for the fiscal year ended March 31, 2001 are included in this prospectus in reliance upon the report of DDK & Co. located at 1500 Broadway, NYC, NY 10036, an independent certified public accounting firm, and upon the authority of said accounting firm as expert in accounting and auditing.

         The audited statements of operations, changes in shareholder deficiency and cash flows for the fiscal year ended March 31, 2000 of Spent Lamps Recycling Technologies, Inc., our predecessor, are included in this prospectus in reliance upon the report of Feldman Sherb & Co., P.C., an independent certified public accounting firm, and upon the authority of said accounting firm as experts in accounting and auditing.

                              Available information

         Commencing on the date of this prospectus, we will be subject to the information requirements of the Securities Exchange Act of 1934, as amended. This Act requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy statements and other information we file can be inspected at the Headquarters Office of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

         Copies of the material we file may be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Room 1024, Washington, D.C. at prescribed rates. The Public Reference Room can be reached at (202) 942-8090. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding us. This material can be found at http://www.sec.gov.

                              VX TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                      Consolidated FINANCIAL STATEMENTS AND
                          INDEPENDENT AUDITORS' REPORT

                     YEARs ENDED MARCH 31, 2001 AND 2000 AND
            SIX MONTHS ENDED SEPTEMBER 30, 2001 (unaudited) AND 2000
                                   (unaudited)



                                                                          PAGE

INDEPENDENT AUDITORS' REPORT - March 31, 2001                             2 - 3

INDEPENDENT AUDITORS' REPORT - March 31, 2000                                 4


FINANCIAL STATEMENTS

    CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 30, 2001 (unaudited)
        AND MARCH 31, 2001                                                5 - 6

    CONSOLIDATED STATEMENTS OF OPERATIONS - SIX MONTHS
        ENDED SEPTEMBER 30, 2001 (unaudited) AND 2000 (unaudited) AND
        YEARS ENDED MARCH 31, 2001 AND 2000                                   7

    CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS'
        EQUITY (DEFICIENCY) - YEARS ENDED MARCH 31, 2001 AND 2000
        and SIX MONTHS ENDED SEPTEMBER 30, 2001 (unaudited)               8 - 9

    CONSOLIDATED STATEMENTS OF CASH FLOWS - YEARS ENDED
        MARCH 31, 2001 AND 2000 and SIX MONTHS ENDED
        SEPTEMBER 30, 2001 (unaudited) AND 2000 (unaudited)             10 - 11

    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                          12 - 25

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
VX Technologies, Inc.

We have audited the accompanying consolidated balance sheet of VX Technologies, Inc. and its wholly-owned subsidiary Spent Lamp Recycling Technologies, Inc. as of March 31, 2001, and the related consolidated statements of operations, changes in shareholders' equity (deficiency), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

The financial statements of Spent Lamp Recycling Technologies, Inc. as of March 31, 2000 were audited by other auditors, whose report was dated February 1, 2001 and included an explanatory paragraph that described substantial doubt about the Company's ability to continue as a going concern due to increasing significant operating losses, working capital deficiency and shareholders' deficiency as discussed in Note 1.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the accompanying consolidated financial statements referred to above present fairly, in all material respects, the financial position of VX Technologies, Inc. and Subsidiary as of March 31, 2001, and the consolidated results of their operations and their consolidated cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As shown in the financial statements, the Company has incurred net losses of $165,655 and $315,639 for the years ended March 31, 2001 and 2000, respectively. At March 31, 2001, current liabilities exceed current assets by $387,621 and total liabilities exceed total assets by $127,880. These factors, discussed in Note 1, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event that the Company cannot continue in existence.

July 20, 2001, except for
notes 1 and 7 which are as
of January 17, 2002

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Spent Lamp Recycling Technologies, Inc.

         We have audited the statements of operations, changes in shareholders' deficiency and cash flows of Spent Lamp Recycling Technologies, Inc. for the year ended March 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amount and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations, changes in shareholders' deficiency and cash flows of Spent Lamp Recycling Technologies, Inc. for the year ended March 31, 2000 in conformity with generally accepted accounting principles.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company incurred operating losses of approximately $316,000 and $206,000 for the years ended March 31, 2000 and 1999, respectively. In addition, the Company had a working capital deficiency and a shareholders' deficiency of approximately $561,000 and $486,000, respectively, at March 31, 2000. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with respect to these matters are described in Note 1 to the financial statements. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.



                                                /s/Feldman Sherb & Co., P.C.
                                                   Feldman Sherb & Co., P.C.
                                                   Certified Public Accountants

New York, New York
February 1, 2002

                              VX TECHNOLOGIES, Inc.
                                 and Subsidiary

                           CONSOLIDATED BALANCE SHEETS


                                                                 September 30,         March 31,
                                                                      2001                 2001
                                                                 ----------------        --------
                                                                   (Unaudited)

ASSETS

Current Assets
   Cash                                                             $ 50,362            $ 7,164
   Accounts receivable                                                90,456             49,654
   Prepaid expenses and other current assets                           3,219              2,240
                                                                 ----------------        ---------
         Total current assets                                        144,037             59,058
                                                                 ----------------        ---------

Property and equipment, at cost, less accumulated
   depreciation of $63,403 and $55,298 as of September 30,
   2001 and March 31, 2001, respectively                              47,707             55,812
                                                                 ----------------        ---------

Other Assets
   Patents, at cost, less accumulated amortization
      of $11,512 and $5,594 as of September 30, 2001
      and March 31, 2001, respectively                               205,919            195,762
   Trademark, at cost, less accumulated amortization
      of $2,160 and $1,620 as of September 30, 2001
      and March 31, 2001, respectively                                 3,240              3,780
   Deposits                                                           93,600              2,500
   Deferred offering costs                                            29,524              1,887
                                                                -----------------      -----------
         Total other assets                                          332,283            203,929
                                                                -----------------      -----------
         Total assets                                             $  524,027           $318,799
                                                                =================      ===========
See notes to consolidated financial statements.


                           CONSOLIDATED BALANCE SHEETS


                                                                                September 30,            March 31,
                                                                                      2001                 2001
                                                                               -----------------      --------------
                                                                                 (Unaudited)

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)

Current Liabilities
   Accounts payable and accrued expenses                                               $ 122,935           $ 347,180
   Loans payable - shareholders                                                           25,000              60,999
   Notes payable                                                                               -              33,500
   Private placement deposit                                                                   -               5,000
                                                                               -----------------      --------------

         Total current liabilities                                                       147,935             446,679
                                                                               -----------------      --------------

Commitments and contingencies

Shareholders' Equity (Deficiency)
   Common stock, $0.00001 par value; authorized 30,000,000
      shares; issued and outstanding 12,207,763 and 9,200,000
      shares as of September 30, 2001 and March 31, 2001,                                    122                  92
      respectively
   Additional paid-in capital                                                          1,499,590             724,733
   Deficit                                                                            (1,123,620)           (852,705)
                                                                               -----------------      --------------

         Total shareholders' equity (deficiency)                                         376,092            (127,880)
                                                                               -----------------      --------------

         Total liabilities and shareholders' equity (deficiency)               $         524,027      $      318,799
                                                                               =================      ==============

See notes to consolidated financial statements.


                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                       Six Months Ended                      Years Ended
                                                         September 30,                         March 31,
                                                ---------------------------------    -----------------------------
                                                    2001                2000              2001              2000
                                                --------------    ---------------    -------------        --------
                                                 (Unaudited)         (Unaudited)

Revenues                                        $      198,138    $       121,899    $     307,984    $     243,035

Cost of revenues                                       165,465            106,057          210,187          158,697
                                                --------------    ---------------    -------------    -------------

Gross profit                                            32,673             15,842           97,797           84,338
                                                --------------    ---------------    -------------    -------------

Operating expenses
   Selling, general and administrative                 300,313             99,479          263,452          399,977
   Interest                                              3,275                  -                -                -
                                                --------------    ---------------    -------------    -------------

         Total operating expenses                      303,588             99,479          263,452          399,977
                                                --------------    ---------------    -------------    -------------

Net Loss                                        $     (270,915)   $       (83,637)   $    (165,655)   $    (315,639)
                                                ==============    ===============    =============    =============

Net loss per common share                       $         (.02)   $         (.02)    $        (.03)   $        (.07)
                                                ==============    ==============     =============    =============

Weighted - average common shares
   outstanding                                      11,571,114          4,500,000        5,259,726        4,500,000
                                                ==============    ===============    =============    =============

Net loss per common share and equivalent -
diluted                                         $         (.02)   $         (.02)    $        (.03)   $        (.07)
                                                ==============    ==============     =============    =============

Weighted - average common shares
   and equivalent outstanding -
   diluted                                          11,891,155          4,500,000        5,259,726        4,500,000
                                                ==============    ===============    =============    =============

See notes to consolidated financial statements.


                              VX TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                           CONSOLIDATED STATEMENTS OF
                  CHANGES IN SHAREHOLDERS' EQUITY (DEFICIENCY)

                     Years Ended March 31, 2001 and 2000 and
                 Six Months Ended September 30, 2001 (Unaudited)



                                                                     Additional
                                   Number of           Common          Paid-in
                                     Shares             Stock          Capital           Deficit          Total
                                ---------------     ------------    -------------  ---------------    -------------
Balance - March 31,
   1999                            4,500,000          $    45        $     955           $(371,411)    $ (370,411)

Capital contribution                       -                -          200,000                   -        200,000

Net loss for year ended
   March 31, 2000                          -                -                -            (315,639)      (315,639)
                                ---------------     ------------    -------------  ---------------    -------------
Balance - March 31,
   2000                            4,500,000               45          200,955            (687,050)      (486,050)

Issuance of common
   stock                             200,000                2          199,998                   -        200,000

Conversion of debt to
   additional paid-in
   capital                                 -                -          244,825                   -        244,825

Contribution of stock to
   treasury                         (527,750)              (5)               5                   -              -

Common stock issued in
   exchange for services
   rendered                          527,750                5           33,995                   -         34,000

Issuance of common
   stock                           4,500,000               45           44,955                   -         45,000

Net loss for year ended
   March 31, 2001                          -                -                -            (165,655)      (165,655)
                                ---------------     ------------    -------------  ---------------    -------------
Balance - March 31, 2001           9,200,000           $   92        $ 724,733          $ (852,705)     $(127,880)

See notes to consolidated financial statements.


                             VX TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                           CONSOLIDATED STATEMENTS OF
            CHANGES IN SHAREHOLDERS' EQUITY (DEFICIENCY) (Continued)

                     Years Ended March 31, 2001 and 2000 and
                 Six Months Ended September 30, 2001 (Unaudited)


                                                                     Additional
                                   Number of           Common          Paid-in
                                     Shares             Stock          Capital           Deficit          Total
                                   -----------         --------      ------------       -----------      ----------

Issuance of common
   stock, net of offering
   costs of $67,611                   2,364,906               24          760,088                -          760,112

Common stock options
   issued in exchange for
   services rendered                          -                -           30,000                -           30,000

Common stock options
   issued to outside
   financial advisors                         -                -           19,775                -           19,775

Costs and effects of
   reverse acquisition                  600,000                6          (50,006)               -          (50,000)

Common stock issued in
   exchange for services
   rendered                              42,857                -           15,000                -           15,000

Net loss for six months
   ended September 30,
   2001                                       -                -                -         (270,915)        (270,915)
                                ---------------     ------------  ---------------  ---------------    -------------

Balance - September 30,
   2001                              12,207,763     $        122  $     1,499,590  $    (1,123,620)   $     376,092
                                ===============     ============  ===============  ===============    =============

See notes to consolidated financial statements.


                             VX TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                               Six Months Ended                         Years Ended
                                                                 September 30,                           March 31,
                                                      -----------------------------------      -------------------------------
                                                           2001                2000                2001               2000
                                                      ---------------     ---------------      --------------     ------------
                                                        (Unaudited)         (Unaudited)
Operating Activities
   Net loss                                           $ (270,915)          $ (83,637)          $  (165,655)        $ (315,639)
   Adjustments to reconcile net loss to net
      cash provided by (used in) operating
      activities
         Common stock issued for consulting
            services rendered                             15,000              34,000                34,000                  -
         Common stock options issued for
            consulting services rendered                  30,000                   -                     -                  -
         Common stock options issued                      19,775                   -                     -                  -
         Depreciation                                      8,105               7,766                15,844             15,858
         Amortization                                      6,458                 540                 6,674                540
         Changes in operating assets and
            liabilities
            Accounts receivable                          (40,802)             (7,686)              (25,740)            (4,762)
            Prepaid expenses and other
               current assets                               (979)                  -                (1,240)                 -
            Accounts payable and accrued
               expenses                                 (224,245)             50,569               133,825            145,450
                                                      ---------------     ---------------     --------------     -------------
      Net cash provided by (used in)
         operating activities                           (457,603)              1,552                (2,292)          (158,553)
                                                      ---------------     ---------------     --------------     -------------
Investing Activities
   Acquisition of property and equipment                       -              (1,764)               (1,764)                 -
   Acquisition of patents                                (16,075)           (197,156)             (201,356)                 -
   Acquisition of trademark                                    -                   -                     -             (5,400)
   Payment of deposit                                    (93,600)                  -                     -                  -
   Payments for equity investment                        (22,500)                  -                (2,500)                 -
   Collection of loans to shareholder                          -              67,743                67,743                  -
   Collection of loans to related parties                      -              45,164                45,164                  -
                                                      ---------------     ---------------     --------------     -------------
      Net cash used in investing activities             (132,175)            (86,013)              (92,713)            (5,400)
                                                      ---------------     ---------------     --------------     -------------
See notes to consolidated financial statements.


                             VX TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)


                                                             Six Months Ended                         Years Ended
                                                               September 30,                           March 31,
                                                     ----------------------------------     --------------------
                                                         2001                2000                2001            2000
                                                     --------------     ---------------     -------------      ---------
                                                      (Unaudited)         (Unaudited)

Financing Activities
   Cash overdraft                                           -                (916)               (916)              828
   Payment of deferred offering costs                 (27,637)                  -              (1,887)              -
   Proceeds of loan from shareholder                        -              60,999              60,999               -
   Repayments of loans from
      shareholder                                     (60,999)                  -                   -           (88,233)
   Proceeds of loans from related parties                   -                   -                   -            51,358
   Repayment of loans from related
      parties                                               -            (394,533)           (482,060)              -
   Capital contribution                                     -             242,533             242,533           200,000
   Proceeds from notes payable                              -                   -              33,500               -
   Repayments of notes payable                        (33,500)                  -                   -               -
   Issuance of common stock, net of
      offering costs of $67,611                       755,112             200,000             245,000               -
   Private placement deposit                                -                   -               5,000               -
                                                     --------------     ---------------     -------------      --------------
      Net cash provided by financing
         activities                                   632,976             108,083             102,169            163,953
                                                     --------------     ---------------     -------------      --------------
Net increase in cash                                   43,198              23,622               7,164               -

Cash - beginning                                        7,164                   -                   -               -
                                                     --------------     ---------------     -------------      --------------
Cash - end                                           $ 50,362           $  23,622             $ 7,164           $   -
                                                     ==============     ===============     =============      ==============
Supplemental Information
   Interest paid                                     $  3,275           $       -             $     -           $  5,000
   Income taxes paid                                 $      -           $       -             $     -           $      -

See notes to consolidated financial statements.


                              VX TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     Years Ended March 31, 2001 and 2000 and
      Six Months Ended September 30, 2001 (Unaudited) and 2000 (Unaudited)

1 -  Summary of Significant Accounting Policies

     Principles of Consolidation

     The consolidated financial statements have been prepared for purposes of registration with the Securities and Exchange Commission ("SEC"). The registrant is Netsitter Corporation ("Netsitter"), a Delaware corporation, incorporated March 17, 1999. At March 31, 2001, the registrant was inactive and had no assets and no liabilities. On July 10, 2001, Netsitter merged with DFR Associates I, Inc. ("DFR") and changed its name to VX Technologies, Inc. ("VX"). The financial statements for the year ended March 31, 2001 included DFR, which was incorporated in the State of Delaware in December 1999 and its wholly-owned subsidiary Spent Lamp Recycling Technologies, Inc. ("SLRT"), which was incorporated in the State of Illinois in April 1997.

     The consolidated financial statements include the accounts of VX Technologies, Inc. ("VX") (formerly Netsitter) and its wholly-owned subsidiary SLRT (collectively, "the Company") with all significant intercompany accounts and transactions eliminated.

     Going Concern

     March 31, 2001
     As shown in the accompanying financial statements, the Company has incurred recurring operating losses. At March 31, 2001, the Company does not have sufficient liquid assets to fund continuing operations, which raises substantial doubt about the Company's ability to continue as a going concern. The Company is currently negotiating to obtain a bank line of credit to meet its working capital requirements. In addition, the Company intends to finance a substantial portion of the cost to acquire two bulb-crushing units. Furthermore, management is considering raising additional funds through either debt or equity offerings. Management believes these factors and the revenue generated by the additional bulb crushing units will contribute toward achieving profitability. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.(See note 7)

     March 31, 2000
     The financial statements for the year ended March 31, 2000 were prepared assuming the Company will continue as a going concern. The Company incurred net losses of approximately $316,000 and $206,000 for the years ended March 31, 2000 and 1999, respectively. Additionally, the Company had a working capital and a total shareholders' deficiency of approximately $561,000 and $486,000, respectively, at March 31, 2000, which creates substantial doubt about the Company's ability to continue as a going concern. The recovery of assets and continuation of future operations are dependent upon the Company's ability to obtain additional debt or equity financing and its ability to generate revenues sufficient to continue pursuing its business purposes. (See note 7)

                             VX TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Years Ended March 31, 2001 and 2000 and
     Six Months Ended September 30, 2001 (Unaudited) and 2000 (Unaudited)

1 -  Summary of Significant Accounting Policies (Continued)

     Interim Financial Information (Unaudited)

     The interim financial statements of the Company as of September 30, 2001 and for the six months ended September 30, 2001 and 2000, included herein, have been prepared by the Company, without audit, pursuant to the rules and regulations of the SEC. The unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of the results for the interim periods presented. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. In the opinion of management, the accompanying unaudited statements reflect all adjustments necessary to present fairly the results of its operations and its cash flows for the six months ended September 30, 2001 and 2000.

     Nature of Business

     The Company is engaged in processing spent fluorescent lamps into non-toxic components, glass, brass and copper, and removing the toxic mercury vapor. The disposal of spent fluorescent lamps from commercial buildings has been federally regulated since January 6, 2000. Spent fluorescent lamps can no longer be disposed of in landfills. SLRT holds patents on a process for removing the mercury vapor from spent fluorescent lamps, permitting the disposal of the components other than mercury in regular landfills or the resale of the components for reuse in other industrial processes.

     Accounts Receivable

     Accounts receivable have been adjusted for all known uncollectible accounts and an additional allowance for doubtful accounts has not been provided, as the amounts are not considered material.

     Revenue Recognition

     Revenue is recognized when services are performed in accordance with contracts and a certificate of recycling is issued.

                             VX TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Years Ended March 31, 2001 and 2000 and
     Six Months Ended September 30, 2001 (Unaudited) and 2000 (Unaudited)

1 -  Summary of Significant Accounting Policies (Continued)

     Property, Equipment and Depreciation

     Property and equipment are stated at cost. Major expenditures for property and equipment and those, which substantially increase useful lives, are capitalized. Maintenance, repairs, and minor renewals are expensed as incurred. When assets are retired or otherwise disposed of, their costs and the related accumulated depreciation are removed from the accounts and the resulting gains or losses are included in operations. Depreciation is provided by the straight-line method over the estimated useful lives of the assets.

     Trademarks

     Trademarks are amortized on a straight-line basis over five years. Amortization expense charged to operations for the years ended March 31, 2001 and 2000 was $1,080 and $540, respectively, and for each of the six months ended September 30, 2001 and 2000 was $540.

     Patents

     Patents are amortized on a straight-line basis over eighteen years, the remaining life of the patents at the time of acquisition. Amortization expense charged to operations for the years ended March 31, 2001 and 2000 was $5,594 and $0, respectively, and for the six months ended September 30, 2001 and 2000 was $5,918 and $0, respectively.

     Accounting for Long-Lived Assets

     The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At March 31, 2001 and September 30, 2001, the Company believes that there has been no impairment of its long-lived assets.

     Deferred Income Taxes

     The Company recognizes deferred income tax assets and liabilities for the expected future income tax consequences of temporary differences between the carrying amounts and the income tax bases of assets and liabilities and the effect of future income tax planning strategies to reduce any deferred income tax liability.

                             VX TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Years Ended March 31, 2001 and 2000 and
     Six Months Ended September 30, 2001 (Unaudited) and 2000 (Unaudited)

1 -  Summary of Significant Accounting Policies (Continued)

     Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

     Net income (loss) per share

     Per share data has been computed and presented pursuant to the provisions of SFAS No. 128, Earnings per Share. Net income (loss) per common share - basic is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Net income (loss) per common share - diluted is calculated by dividing net income (loss) by the weighted average number of common shares and common equivalent shares for stock options outstanding during the period.

     Deferred Offering Costs

     Deferred offering costs incurred by the Company in connection with the proposed registration statement will be offset against additional paid-in capital upon the completion of the registration, if successful, or charged to operations if abandoned.

     Stock-Based Compensation

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

     Recent Accounting Pronouncements

     In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement No. 141, " Business Combinations" ("SFAS 141"), which requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting. As a result, use of the pooling-of-interests method is prohibited for business combinations initiated thereafter. SFAS 141 also establishes criteria for the separate recognition of intangible assets acquired in a business combination. The adoption of SFAS 141 is not expected to have a material impact on the Company's consolidated results of operations, financial position or cash flows.

                             VX TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Years Ended March 31, 2001 and 2000 and
      Six Months Ended September 30, 2001 (Unaudited) and 2000 (Unaudited)

     New accounting statements issued, but not yet adopted by the Company, include the following:

     In July 2001, the FASB issued Statement No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), which requires that goodwill and certain other intangible assets having indefinite lives no longer be amortized to earnings, but instead be subject to periodic testing for impairment. Intangible assets determined to have definitive lives will continue to be amortized over their useful lives. This Statement is effective for the Company's 2003 fiscal year. However, goodwill and intangible assets acquired after June 30, 2001 are subject immediately to the non-amortization and amortization provisions of this Statement. The Company is currently evaluating the provisions of SFAS 142 to determine the effect, if any, they may have on the Company's consolidated results of operations, financial position or cash flows.

     In August 2001, the FASB issued Statement No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"), which provides the accounting requirements for retirement obligations associated with tangible long-lived assets. This Statement requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. This Statement is effective for the Company's 2003 fiscal year, and early adoption is permitted. The adoption of SFAS 143 is not expected to have a material impact on the Company's consolidated results of operations, financial position or cash flows.

     In October 2001, the FASB issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which excludes from the definition of long-lived assets goodwill and other intangibles that are not amortized in accordance with SFAS 142. SFAS 144 requires that long-lived assets to be disposed of by sale be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS 144 also expands the reporting of discontinued operations to include components of an entity that have been or will be disposed of rather than limiting such discontinuance to a segment of a business. This Statement is effective for the Company's 2003 fiscal year, and early adoption is permitted. The Company is currently evaluating the impact of SFAS 144 to determine the effect, if any, it may have on the Company's consolidated results of operations, financial position or cash flows.

2 -  Acquisitions and Merger

     Effective February 1, 2001, DFR acquired 100% of the issued and outstanding stock of SLRT in exchange for 4,700,000 shares of DFR common stock. The combination was accounted for as a pooling of interests. Accordingly, the Company's historical financial statements for 2001 and 2000 have been restated to include the accounts of SLRT as if the companies had combined at the beginning of the first period presented. There were no significant transactions between DFR and SLRT before the combination and no adjustments were necessary to conform SLRT's accounting policies.

                             VX TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Years Ended March 31, 2001 and 2000 and
     Six Months Ended September 30, 2001 (Unaudited) and 2000 (Unaudited)

2 -  Acquisitions and Merger (Continued)

     At March 31, 2000, DFR was inactive with no assets, liabilities or operations.

     Effective January 25, 2001, DFR entered into an agreement with Netsitter and with two of Netsitter's shareholders, who owned 99% of Netsitter's outstanding stock. Pursuant to the agreement, DFR acquired 94% of the outstanding Netsitter stock from the two shareholders for $50,000. Upon execution of the agreement, a non-refundable deposit of $2,500 was paid and an additional payment of $22,500 was made on April 23, 2001. The remaining balance of $25,000 has been reflected as loans payable to shareholders at September 30, 2001. The transaction has been accounted for in the accompanying consolidated financial statements using the purchase method of accounting.

     On June 25, 2001, DFR entered into a Plan and Merger Agreement with Netsitter. DFR, in a reverse merger transaction, merged with and into its 94% owned subsidiary Netsitter, with Netsitter being the surviving corporation. DFR's shareholders own approximately 94% of the outstanding shares of Netsitter. The transaction has been reflected in the accompanying consolidated financial statements using the purchase method of accounting. The $50,000 investment in Netsitter stock has been reflected as an adjustment to additional paid-in capital. Pursuant to the agreement, the remaining $25,000 will be paid when the Company's registration statement is declared effective by the SEC and trading commences on the Over the Counter
     (OTC) Bulletin Board.

         The following is the proforma financial statements as of March 31, 2001, as if the transaction had occurred:

                    Unaudited Proforma Combined Balance Sheet


                                                    DFR            Netsitter
                                                 March 31,         March 31,        Proforma           Proforma
                                                    2001               2001          Adjustments       Combined
                                                -------------    --------------   --------------   ------------

         ASSETS

            Cash                                $       7,164    $            -   $            -   $         7,164
            Accounts receivable                        49,654                 -                -            49,654
            Prepaid expenses and other
               current assets                           2,240                 -                -             2,240
                                                -------------    --------------   --------------   ---------------

                  Total current assets                 59,058                 -                -            59,058


                             VX TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Years Ended March 31, 2001 and 2000 and
     Six Months Ended September 30, 2001 (Unaudited) and 2000 (Unaudited)

2 -  Acquisitions and Merger (Continued)

              Unaudited Proforma Combined Balance Sheet (Continued)



                                                    DFR            Netsitter
                                                 March 31,         March 31,        Proforma           Proforma
                                                    2001               2001          Adjustments       Combined
                                                -------------    --------------   --------------   ---------------


         Property and equipment                        55,812                 -                -            55,812
         Patents                                      195,762                 -                -           195,762
         Trademark                                      3,780                 -                -             3,780
         Deposits                                       2,500                 -           (2,500)                -
         Deferred offering costs                        1,887                 -                -             1,887
                                                -------------    --------------   --------------   ---------------

              Total assets                      $     318,799    $            -   $       (2,500)  $       316,299
                                                =============    ==============   ==============   ===============

         Liabilities and
            shareholders' equity
            (DEFICIENCY)

         Accounts payable and accrued
            expenses                            $     347,180    $            -   $       47,500   $       394,680
         Loans payable - shareholders                  60,999                 -                -            60,999
         Notes payable                                 33,500                 -                -            33,500
         Private placement deposit                      5,000                 -                -             5,000
                                                -------------    --------------   --------------   ---------------

              Total current liabilities               446,679                 -           47,500           494,179

         Common stock                                      92                50              (44)               98
         Additional paid-in capital                   724,733               385          (50,391)          674,727
         Deficit                                     (852,705)             (435)             435          (852,705)
                                                -------------    --------------   --------------   ---------------

              Total shareholders' equity
                 (deficiency)                        (127,880)                -          (50,000)         (177,880)
                                                -------------    --------------   --------------   ---------------

              Total liabilities and
                 shareholders' equity
                 (deficiency)                   $     318,799    $            -   $       (2,500)  $       316,299
                                                =============    ==============   ==============   ===============


                             VX TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Years Ended March 31, 2001 and 2000 and
     Six Months Ended September 30, 2001 (Unaudited) and 2000 (Unaudited)

3 -  Property and Equipment

     Property and equipment is summarized as follows:



                                                                Estimated
                                                               Useful life -     September 30,          March 31,
                                                                  Years               2001                 2001
                                                               -------------     ---------------       -----------
                                                                                  (Unaudited)

         Machinery and equipment                                   7                   $ 101,911          $ 101,911
         Computer equipment                                        5                       5,927              5,927
         Furniture and fixtures                                    7                       3,272              3,272
                                                                                ----------------      -------------

                                                                                         111,110            111,110
         Less: Accumulated depreciation                                                   63,403             55,298
                                                                                ----------------      -------------

                                                                                $         47,707      $      55,812
                                                                                ================      =============


     Related depreciation expense for the years ended March 31, 2001 and 2000 was $15,844 and $15,858, respectively, and for the six months ended September 30, 2001 and 2000 was $8,105 and $7,766, respectively.

     Effective June 26, 2001, the Company entered into an agreement to purchase two bulb crushing units for approximately $230,000. As of September 30, 2001, the Company has paid $93,600, which is reflected as a deposit.


4 -  Patents

     On February 25, 1999, SLRT entered into an agreement with Mag Patent, Inc. ("Mag"), whereby, Mag granted SLRT an exclusive royalty free license for the use of intellectual property and know-how. Mag is the assignee of the patent for the technology and know-how in connection with the recycling process used by the Company. Mag is an affiliated company, in which the former majority shareholder of SLRT was also the sole shareholder of Mag. On September 5, 2000, SLRT acquired the patents from Mag for $197,156. During the last six months of the year ended March 31, 2001 and the six months ended September 30, 2001, additional patent costs aggregating $4,200 and $16,075, respectively, were incurred.

                             VX TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Years Ended March 31, 2001 and 2000 and
     Six Months Ended September 30, 2001 (Unaudited) and 2000 (Unaudited)

5 -  Shareholder Loans

     At March 31, 2001, the Company had a $60,999 interest free loan payable to a shareholder, which was repaid on April 10, 2001.

     At September 30, 2001, the Company has a liability payable to shareholders, aggregating $25,000, incurred in connection with the acquisition of a 94% interest in Netsitter.

6 -  Notes Payable

     Notes payable at March 31, 2001 consist of the following loans, which were repaid during the six months ended September 30, 2001:


        Notes payable with interest at 15%, due June 15, 2001,
           unsecured                                                                         $   20,000

        Note payable with interest at 8%, due on demand, unsecured                               10,000

        Note payable to a related party, interest free, due upon
           demand, unsecured                                                                      3,500
                                                                                             ----------
                                                                                             $   33,500

7 -  Common Stock and Additional Paid-in Capital

     On July 20, 2000, the former majority shareholder of SLRT personally purchased all of the stock owned by the other existing shareholders of SLRT. As part of the agreement, all liabilities owed to these shareholders or their related entities by SLRT were assumed personally by such shareholder. The liabilities originally transferred to the shareholder approximated $460,000, of which $378,503 was contributed to additional paid-in capital.

     Subsequent to March 31, 2001, management approved payments of $133,678 of the liabilities originally intended to be assumed. Accordingly, the $378,503 originally classified as additional paid-in capital has been reduced by $133,678, and the statement of changes in shareholders' equity (deficiency) has been restated to reflect a capital contribution of $244,825 related to the assumption of debt contributed to additional paid-in capital.

     On August 1, 2000, the former sole shareholder of SLRT transferred 527,750 shares of common stock of the 1,000,000 shares owned by him to SLRT. These shares were reissued to an individual and a corporation in consideration for $34,000 of legal and financial advisory services.

                             VX TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Years Ended March 31, 2001 and 2000 and
     Six Months Ended September 30, 2001 (Unaudited) and 2000 (Unaudited)

7 -  Common Stock and Additional Paid-in Capital (Continued)

     On August 1, 2000, the board of directors of SLRT approved a 1,000 for 1 stock split for stockholders of record on August 1, 2000. All references to shares in the accompanying financial statements have been adjusted to reflect such stock split, and changes in par value of common stock.

     DFR was capitalized during the year ended March 31, 2001 by the issuance of 4,500,000 shares of common stock.

     During the six months ended September 30, 2001, DFR had two private placement offerings that raised funds aggregating $760,112, net of offering costs of $67,611, in exchange for the issuance of 2,364,906 shares of common stock. Common stock was increased by $24 and additional paid-in capital was increased by $760,088.

     Each share of common stock of DFR issued and outstanding prior to the merger and acquisition with Netsitter was changed and converted into one share of common stock of Netsitter. The shares of Netsitter that were owned by DFR were cancelled and returned to the status of authorized but unissued shares. The 300,000 shares of common stock of Netsitter that were issued and outstanding prior to the merger, not owned by DFR, remained issued and outstanding and each share was converted into two shares of common stock.

     In May 2001, the board of directors approved the issuance of 147,500 three year options with an exercise price of $.35 per share in satisfaction of outstanding consulting fees in the amount of $30,000. In addition, in May 2001, the board of directors authorized the issuance of 235,294 three year options with an exercise price of $.85 per share. As a result, the Company has recorded $19,775 as an operating expense and an increase to additional paid-in capital. Furthermore, the board of directors approved the issuance of common stock in connection with consulting and employment agreements (see note 9).

8 -  Deferred Income Taxes

     At March 31, 2001, the Company has recorded a deferred tax asset of approximately $189,000, reflecting the benefit of approximately $487,000 in net operating loss carryforwards, which expire in years 2018 through 2021, less a 100% allowance of $189,000. Realization is dependent on generating sufficient taxable income prior to the expiration of the loss carryforwards. Realization is not assured. The amount of the deferred tax asset considered realizable, however, could change in the near term if estimates of future taxable income during the carryforward period change.

                             VX TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Years Ended March 31, 2001 and 2000 and
     Six Months Ended September 30, 2001 (Unaudited) and 2000 (Unaudited)

9 -  Commitments and Contingencies

     Operating Leases

     On August 10, 2000, SLRT signed a lease for office space for one year beginning September 1, 2000 at an annual rent of $26,400. SLRT vacated these premises in May 2001. Effective June 1, 2001, SLRT entered into a 23 month operating lease, expiring April 30, 2003, for the rental of office space in Park Ridge, Illinois. SLRT is also obligated under operating leases for the use of two trucks, which expire at various dates through July 2004. Approximate annual minimum rental payments are as follows:



                 Twelve Months Ending
                     September 30,                      Office              Trucks             Total

                         2002                        $    18,000          $    11,760       $    29,760
                         2003                             10,500                8,820            19,320
                         2004                                  -                4,900             4,900
                                                     -----------          -----------       -----------

                                                     $    28,500          $    25,480       $    53,980
                                                     ===========          ===========       ===========


     Rent expense for the years ended March 31, 2001 and 2000 was $23,900 and $11,300, respectively, and for the six months ended September 30, 2001 and 2000 was $13,350 and $10,700, respectively.

     Union Agreements

     The Company has a collective bargaining agreement expiring January 7, 2004, with Local 707 Professional, Technical and Clerical Employees Union, an affiliate of the National Production Workers Union. Health and welfare and severance benefits are provided in accordance with the collective bargaining agreement through monthly contributions to the funds as required by the agreement.

     The Company also has a collective bargaining agreement expiring on October 31, 2003, with Local 707 Truck Drivers, Chauffeurs, Warehousemen and Helpers Union, an affiliate of the National Production Workers Union. The agreement covers rates of pay, hours of work and conditions of employment. Health and welfare and severance benefits are provided in accordance with the agreement through monthly contributions to the funds as required by the agreement.

     Pension benefits to union employees are provided in accordance with the respective collective bargaining agreements between the unions and the Company, through monthly contributions to the fund as required by the agreements. Under the Multi-employers Pension Plan Amendment Act of 1980, withdrawing employers are liable for their allocable share of the plan's unfunded vested liability. The amount of such contingent liability, if any, is not determinable at present.

                             VX TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Years Ended March 31, 2001 and 2000 and
     Six Months Ended September 30, 2001 (Unaudited) and 2000 (Unaudited)

9 -  Commitments and Contingencies (Continued)

     Consulting Agreements

     The Company has a five-year consulting agreement with related parties, commencing May 2001, for general business advice. The fee for this service is $7,000 per month. The Company and the related parties agreed to suspend the payment of the monthly fee for a six-month period beginning September 1, 2001. The five year consulting agreement will be extended for an additional six months. For the six months ended September 30, 2001, $35,000 was charged to operations.

     The Company has a 12-month consulting agreement, commencing April 2001, for general business advice. The $4,000 monthly fee for this service consists of payments of $2,000 plus $2,000 of stock at $.35 per share until the Company trades publicly, at which time the price per share shall be the prior month's average selling price, less 15%. This agreement has been superseded by the employment agreement noted below.

     Employment Agreement

     Effective September 1, 2001, the Company entered into a 12-month employment agreement replacing the consulting agreement mentioned above. The monthly fee of $10,000 consists of payment of $5,000, for which 60% ($3,000) will be deferred until financing is obtained, plus $5,000 of stock at $.35 per share until the Company trades publicly, at which time the price per share shall be the prior month's average selling price, less 15%.

     Purchase Service Agreement

     Effective April 12, 2000, the Company has a five-year purchase service agreement with Rumpke of Ohio, Inc., Rumpke of Kentucky, Inc., and Rumpke of Indiana, Inc. (collectively "Rumpke"). The Company provides Rumpke with technology for the recycling of spent mercury containing lamps, the related equipment and trained operators to the customers of Rumpke. The agreement provides that the Company shall not service or offer to service customers of any waste management entity other than Rumpke in the Rumpke operating areas as defined in the agreement.

                             VX TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Years Ended March 31, 2001 and 2000 and
     Six Months Ended September 30, 2001 (Unaudited) and 2000 (Unaudited)

9 -  Commitments and Contingencies (Continued)

     Litigation

     During 1998, SLRT entered into a real estate sales contract to purchase land and building for its operations at a later date. Such agreement required the property to be leased currently by SLRT until the purchase would take place. SLRT moved into the premises in November 1997 and paid rent for a few months until problems with the building were discovered. The seller was approached by SLRT to remedy the problems. SLRT decided to stop paying rent because the problems were never resolved. SLRT was informed by the seller that the building was being sold to another party. During the year ended March 31, 2000, SLRT was sued by the seller for back rent and damages. At March 31, 2000, a loss provision of $77,000 had been accrued. During May 2001, there was a satisfaction of judgment whereby SLRT paid $55,000 in exchange for a release of all claims and a dismissal of the matter.

     SLRT was also sued by a company, from whom it purchased equipment, for non-payment, plus damages. SLRT had initially recorded a provision of $42,364. At March 31, 2000, an additional loss provision of $7,636 had been accrued. During April 2001, there was a satisfaction of judgment whereby SLRT paid $42,364 in exchange for a release of all claims and a dismissal of the matter.

     Economic Dependency

     Sales to one customer aggregated approximately 31% of sales for the six months ended September 30, 2001 and 34% of sales for the year ended March 31, 2001.

     Accounts receivable from two customers aggregate approximately 53% of accounts receivable at September 30, 2001.

     Accounts receivable from three customers aggregate approximately 64% of accounts receivable at March 31, 2001.

     At September 30, 2001, one vendor account for approximately 46% of accounts payable and accrued expenses.

     At March 31, 2001, two vendors account for approximately 18% of accounts payable and accrued expenses.

                             VX TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    Years Ended March 31, 2001 and 2000 and
     Six Months Ended September 30, 2001 (Unaudited) and 2000 (Unaudited)

10 - Related Party Transactions

     At September 30, 2001 and March 31, 2001, accounts payable and accrued expenses includes $5,250 and $10,000, respectively, due to related parties.

     General and administrative expenses include consulting fees to related parties in the amount of $65,000 and $14,700 for six months ended September 30, 2001 and the year ended March 31, 2001, respectively.


----------------------------------------------------------------------------------------------------------
You should only rely on the information
                                                               ================================
contained in this document or other information
that we refer you to.  We have not authorized
anyone to provide you with any other
information that is different .  You should
note that even though you received a copy  of
this Prospectus, there may have been changes in                 5,000,000 Shares of Common Stock
our affairs since the date of this Prospectus.
This Prospectus does not constitute an offer to
sell securities in any jurisdiction in which
such offer or solicitation is not authorized

TABLE OF CONTENTS                               PAGE

         Risk Factors                             3
         Special Note Regarding                                      VX TECHNOLOGIES, INC.
            Forward-Looking Statements            8
         Summary Historical Financial
            Information                           9
         Plan of Operations                       9
         Use of Proceeds                          13
         Business                                 14
         Management                               27                       PROSPECTUS
         Security Ownership of Certain
            Beneficial Owners and Management      29
         Executive Compensation                   30
         Certain Relationships
            and Related Transactions              30
         Disclosure of Commission Position
            on Indemnification for Securities
            Act Liability                         31
         Description of Securities                26
         Plan of Distribution                     33
         Selling Stockholders                     33
         Legal Matters                            47                    _____________ , 2002
         Experts                                  47
         Available Information                    47
         Index to Financial Statements            F-


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.  Other expenses of issuance and distribution

         The following statement sets forth the estimated expenses in connection with the offering described in the Registration Statement, all of which will be borne by the Registrant.

Securities and Exchange Commission Fee...........                   $  1,064
Accountants' Fees................................                   $ 15,000
Legal Fees.......................................                   $ 10,000
Company's Administrative Expenses................                   $  3,500
Printing and engraving...........................                   $  3,000
Miscellaneous....................................                   $  2,000

                                    Total                           $ 34,564

Item 14. Indemnification of directors and officers.

         Section 145 of the Delaware General Corporation Law, as amended, authorizes the Company to Indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney's fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being a director or officer of the Company if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. The Company's Certificate of Incorporation contains provisions relating to the indemnification of director and officers and the Company's By-Laws extends such indemnities to the full extent permitted by Delaware law.

         The Company may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which the Company could not indemnify such persons.

Item 15. Recent sales of unregistered securities

         On March 19, 1999, upon inception of the Company, the two founders purchased an aggregate of 4,990,000 shares at par value. These shares were issued pursuant to the exemption from registration contained in Section 4(2). 4,700,000 of these shares were cancelled when we merged with DFR Associates I, Inc. in July 2001.

         From March 24, 1999 through March 31, 1999, an aggregate of 10,000 shares were sold at a price of $.10 per share to friends and associates of our former founders pursuant to the exemption contained in Regulation D, Rule 504.

         In July 2001, we issued an aggregate of 11,564,906 shares to the former shareholders of DFR Associates I, Inc. pursuant to a merger and reorganization. These shares were issued pursuant to the exemption from registration contained in Section 4(2). As part of the merger, immediately prior to the issuance of the 11,564,906 share to the former shareholders of DFR Associates I, Inc. the Company split its common shares, giving each shareholder one extra share for each share owned.

         DFR was formed in December 1999 and was inactive until December 2000 when it sold 5,000,000 shares to its 15 founders at $.01 per share in transactions exempt from registration by reason of Section 4(2) of the Securities Act of 1933, as amended (the "Act"), as a transaction by an issuer not involving any public offering.

         In March and April 2001, DFR sold an aggregate of 1,500,000 shares to 49 accredited investors for an aggregate of $525,000 ($.35 per share) in a private placement transaction conducted pursuant to Rule 506 and Regulation D under the Act.

         In April 2001, DFR acquired all of the shares of SLRT from its four shareholders in exchange for 4,700,000 of its shares in a transaction exempt from registration under Section 4(2) of the Act as a transaction by an not involving any public offering.

         In May 2001, DFR sold an aggregate of 864,918 shares to 25 accredited investors for an aggregate of $302,722.90 in a private placement transaction conducted pursuant to Rule 506 and Regulation D under the Act.

Item 16.  Exhibits and financial statements schedules.*

          3.1      Certificate of Incorporation, as amended
          3.2      By-Laws
          4.1      Specimen Common Stock Certificate
          5        Opinion of Heller, Horowitz & Feit, P.C.
          10.1          Lease
          10.2     Rumpke Agreement
          10.3     Agreement and Plan of Reorganization
          10.4     Consulting Agreement
          10.5     Consulting Agreement Amendment
          10.6     Form of stockholder lockup
          10.7     Form of management stockholder lockup
          23.1     Consent of Heller, Horowitz & Feit, P.C.
                   (included in the Opinion filed as Exhibit 5)
          23.2     Consent of DDK & Company LLP.**
          23.3     Consent of Feldman Sherb & Co. P.C.**
-----------------
*Except as indicated, previously filed.
**Filed herewith.

Item 17.  Undertakings.
          ------------

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (iv) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has authorized this registration statement or amendment to be signed on its behalf by the undersigned, in the City of on the 7th day of February , 2002.

VX TECHNOLOGIES, INC.


By:/s/Laurence C. Kelly
      Laurence C. Kelly, President

         In accordance with the requirements of the Securities Act, this registration statement or amendment was signed by the following persons in the capacities and on the dates stated:


Signature                                                  Title                              Date


By: /s/Laurence C. Kelly                                   President and Director             February 7, 2002
    ----------------------------------------------
                Laurence C. Kelly


By: /s/Carl Frank                                          Director                           February 7, 2002
    ----------------------------------------------
                Carl Frank, Esq.


By: /s/Frank J. Hariton                                    Secretary and Director             February 7, 2002
    ----------------------------------------------
                Frank J. Hariton, Esq.


By: /s/Seymour Kessler                                     Director                           February 7, 2002
    ----------------------------------------------
                Seymour Kessler, D.P.M


By: /s/Eugene Stricker                                     Director                           February 7, 2002
    ----------------------------------------------
                Dr. Eugene Stricker


By: /s/Frank Anthony Contaldo                              Director                           February 7, 2002
    ----------------------------------------------
                Frank Anthony Contaldo